UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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DEX ONE CORPORATION

(Name of Registrant as Specified in Its Charter)

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DEX ONE CORPORATION

1001 Winstead Drive

Cary, North Carolina 27513

March 22, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Dex One Corporation to be held on Tuesday, May 8, 2012, at 9:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to once again furnish proxy materials to our stockholders on the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares as soon as possible. You may vote your shares over the Internet, by telephone, by mail or in person at the meeting. If you plan to attend the meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification to be admitted.

Sincerely,

Alfred T. Mockett

Chief Executive Officer

and President

DEX ONE CORPORATION

1001 Winstead Drive Cary, North Carolina 27513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2012

To the Stockholders of

Dex One Corporation:

The 2012 Annual Meeting of Stockholders of Dex One Corporation will be held on Tuesday, May 8, 2012, at 9:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513 for the following purposes:

1.	to elect seven persons to our Board of Directors;

2.	to approve, on an advisory basis, the Company’s executive compensation;

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

4.	to transact such other business that may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 15, 2012 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the meeting and, during the ten days prior to the meeting, at our executive offices located at the address above.

By Order of the Board of Directors,

Mark W. Hianik

Senior Vice President, General Counsel

and Chief Administrative Officer

Cary, North Carolina

March 22, 2012

IMPORTANT NOTICE

Please Vote Your Shares Promptly

DEX ONE CORPORATION

1001 Winstead Drive

Cary, North Carolina 27513

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dex One Corporation (“Dex One”, the “Company”, “we”, “us” or “our”) of proxies for use at the Company’s 2012 Annual Meeting of Stockholders to be held on May 8, 2012 or at any adjournments or postponements thereof. On or about March 22, 2012, we will begin distributing a notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K online and how to vote your shares. This proxy statement and our 2011 Annual Report on Form 10-K are also available at http://ir.dexone.com/annual-proxy.cfm.

No business can be conducted at the meeting unless a majority of all shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the meeting are those referred to in this proxy statement. If any additional matters are presented at the meeting, the persons named as proxies may vote your shares in their discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What am I voting on at the meeting?

1. The election of seven persons to the Dex One Board of Directors;

2. the approval, on an advisory basis, of the Company’s executive compensation; and

3. the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

What does the Board of Directors recommend with respect to the matters to be presented at the meeting?

The Board of Directors recommends a vote:

1. FOR the election of each of the seven nominees to the Dex One Board of Directors;

2. FOR the approval, on an advisory basis, of the Company’s executive compensation; and

3. FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

Who is entitled to vote?

You are entitled to vote at the meeting if you owned Dex One shares (directly or in “street name”, as defined below) as of the close of business on March 15, 2012, the record date for the meeting. On that date, 50,817,058 shares of our common stock were outstanding and entitled to vote at the meeting and no shares of our preferred stock were outstanding. Each share of common stock is entitled to one vote on each proposal to properly come before the meeting.

What is the difference between holding shares directly as a stockholder of record and holding shares in “street name”?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held beneficially or in “street name.”

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and a notice containing instructions on how to access our proxy statement and annual report online was sent directly to you. As the stockholder of record, you have the right to vote your shares as described herein.

Beneficial Stockholders. If your shares are held by a bank, broker or other agent as your nominee, you are considered the beneficial owner of shares held in “street name”, and the notice containing instructions on how to access our proxy statement and annual report online was forwarded to you by your bank, broker or agent who is considered the stockholder of record with respect to those shares.

How can I vote my shares?

Registered Stockholders. If you hold shares in your own name, you may vote by proxy before the annual meeting by signing and returning a completed proxy card.

Beneficial Stockholders. If you hold your shares in street name, your bank, broker or other agent will send you, as the beneficial owner, a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank, broker or agent to vote your shares.

Can I change my vote?

Registered Stockholders. Your proxy may be revoked at any time before it is voted at the meeting by (i) sending written notice of revocation to the Corporate Secretary (at the address of the Company set forth on the first page of this Proxy Statement), (ii) delivering another duly executed proxy bearing a later date or (iii) voting in person at the meeting.

Beneficial Stockholders. Beneficial stockholders should contact their bank, broker or other agent for instructions on how to change their vote.

Who will count the vote at the meeting?

Representatives of Computershare Shareowner Services LLC, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

What vote is required to approve each proposal?

Item No. 1 — Election of Directors. The Board of Directors has adopted a majority vote standard in uncontested director elections. Because this election is an uncontested election, each director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any votes withheld by banks and brokers in the absence of instructions from street name holders (“broker non-votes”).

Item No. 2 — Vote on Executive Compensation and Item No. 3 — Ratification of Appointment of KPMG LLP. The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to: approve, on an advisory basis, the Company’s executive compensation (Item No. 2); and ratify the appointment of our independent registered public accounting firm (Item No. 3). Abstentions have the same effect as votes cast against Item Nos. 2 and 3. Broker non-votes have no effect on the outcome of the vote on Item No. 2.

Although the advisory vote on Item No. 2 is non-binding as provided by law, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning executive compensation.

Any other matter. Any other matter that properly comes before the meeting will require the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

What constitutes a quorum for the meeting?

The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one or more of the proposals?

Regardless of your form of ownership, your proxy will be counted as a vote “FOR” all of the director nominees and “FOR” Item Nos. 2 and 3.

What happens if I do not vote my shares?

Registered Stockholders. Your shares will not be voted.

Beneficial Stockholders. Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under New York Stock Exchange (“NYSE”) rules, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors or Item No. 2. However, your broker or nominee does have discretion to vote your shares on routine matters such as Item No. 3.

How is my proxy voted on matters not identified on the proxy form or in this Proxy Statement?

Our board presently knows of no other matters to be presented for action at the meeting. Neither did we receive timely notice of any nomination for a director, nor did we receive timely notice of any other matter intended to be raised by any stockholder at the meeting. Accordingly, the proxy form confers upon the persons named on the proxy form authority to vote your shares in their discretion upon any other matter that may properly come before the meeting.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold shares in street name and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker. All stockholders as of the record date are invited to attend, although seating may be limited.

Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

We will bear the cost of soliciting proxies, including expenses in connection with preparing and distributing this proxy statement. Our directors, officers and employees may solicit proxies on our behalf and no additional compensation will be paid for such solicitation. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies. We expect to pay Innisfree approximately $10,000 for these services plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

Under what circumstances can the meeting be adjourned?

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting (whether or not a quorum exists) without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the meeting.

When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders?

Stockholder proposals intended to be presented at our 2013 Annual Meeting of Stockholders must be received by us no later than November 22, 2012 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Any proposal should be addressed to Mark W. Hianik, Senior Vice President, General Counsel and Chief Administrative Officer, Dex One Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, and should be sent by certified mail, return receipt requested.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of each of the standing committees of the Board and our Code of Conduct for directors, finance employees and all employees, may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm. We will also provide without charge copies of any of the foregoing information in print upon written request of our stockholders to the Office of the Corporate Secretary, Dex One Corporation, 1001 Winstead Drive, Cary, NC 27513.

The Corporate Governance Committee reviews our Corporate Governance Guidelines on a regular basis and proposes modifications to the principles and other key governance practices as warranted for adoption by the Board.

Board Composition, Responsibilities and Leadership Structure

The Board of Directors is responsible for overseeing the affairs of the Company. The Board held 22 meetings during 2011. Each director attended at least 90% of the meetings of the Board and at least 86% of the meetings of the standing committees on which he served during 2011. The Board currently consists of seven directors. Our Bylaws provide, however, that the Board may increase or decrease the size of the Board and fill any vacancies.

As reflected in our Corporate Governance Guidelines, while the Board does not presently require all its members to attend annual meetings of stockholders, it does encourage its members to do so and the non-executive Chairman is expected to attend all meetings of stockholders. The Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications.

The Board has determined that the appropriate leadership structure for the Board at this time is for a non-management director to serve as Chairman of the Board. The Board reserves the right to review this policy from time to time to assess whether a non-executive Chairman continues to serve the best interests of the Company and our stockholders.

The non-executive Chairman is responsible for ensuring that the quality, quantity and timeliness of the flow of information between our management and the Board enables the Board to fulfill its functions and fiduciary duties in an efficient and effective manner. Our non-executive Chairman is elected annually by a majority of the independent directors upon a recommendation from the Corporate Governance Committee. Our non-executive Chairman presides over executive sessions of the nonemployee directors following every Board meeting (which sessions are not attended by management) and advises the Board, in consultation with the CEO and other independent directors, as to Board schedules and agendas. The Board has also determined that our non-executive Chairman shall be available to consult with shareholders and call meetings of the independent directors when appropriate. See our Corporate Governance Guidelines on our website for additional information on the leadership structure of the Board.

Board Committees

The Board maintains three standing committees — an Audit and Finance Committee, a Compensation and Benefits Committee and a Corporate Governance Committee. Each Committee operates under a charter that has been approved by the Board. A copy of each committee charter is posted in the corporate governance section of our website at http://ir.dexone.com/governance.cfm. Each Committee may delegate the authority granted to it under its charter to a subcommittee, in order to ensure compliance with legal and regulatory obligations, timely decision making or for other purposes. The biographical information of each of our directors beginning on page 9 includes the standing committees on which he serves.

Audit and Finance Committee

The Audit and Finance Committee has overall responsibility for the integrity of our financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for our system of internal controls, internal audit process, risk assessment and management processes and compliance function. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing.

The Audit and Finance Committee also prepares the Audit Committee Report that Securities and Exchange Commission, or SEC, rules require be included in our annual proxy statement. This report is on page 44 of this proxy statement.

The Board of Directors has unanimously determined that Jonathan B. Bulkeley, Eugene I. Davis and W. Kirk Liddell, each a present member of the Audit and Finance Committee, qualify as “audit committee financial experts” and possess “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the Board has unanimously determined that all present members of the Audit and Finance Committee are financially literate and, as stated below, independent as that term is used in Item 407(a) of regulation S-K. Mr. Davis presently serves on three or more public company audit committees. The Board of Directors has reviewed the abilities, education and experience of Mr. Davis, has considered Mr. Davis’s simultaneous service on the audit committees of other public companies and has unanimously determined that Mr. Davis’s simultaneous service on the audit committees of more than three public companies will not impair his ability to effectively serve on the Company’s Audit and Finance Committee.

The Audit and Finance Committee met seven times during 2011.

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for the oversight of our executive and non-management director compensation practices and programs and the administration of our compensation and benefit plans for employees (including senior management) and non-management directors.

The Compensation and Benefits Committee is responsible for reviewing and approving all aspects of the compensation paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly paid executive officers and any other employees identified as Section 16(a) reporting persons. The Compensation and Benefits Committee also approves all arrangements providing for the payment of benefits following a change of control of the Company or severance following a termination of employment.

The Compensation and Benefits Committee also prepares the Compensation and Benefits Committee Report that SEC rules require be included in our annual proxy statement. This report is on page 22 of this proxy statement.

The Compensation and Benefits Committee is comprised entirely of directors who satisfy NYSE listing standards and the standards of independence established by our Board of Directors.

The Compensation and Benefits Committee met 16 times during 2011.

Corporate Governance Committee

The Corporate Governance Committee oversees the Board candidate selection, assessment and nomination process, makes recommendations to the Board regarding corporate governance policies, guidelines and procedures and in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices.

The Corporate Governance Committee is composed entirely of directors who satisfy NYSE listing standards and the standards of independence established by our Board of Directors.

The Corporate Governance Committee met three times during 2011.

Risk Oversight

Senior management is responsible for identifying and prioritizing enterprise risks facing Dex One. The Board of Directors, in turn, is responsible for ensuring that material risks are managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. The Audit and Finance Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit and Finance Committee’s charter. The Audit and Finance Committee also performs a central oversight role with respect to financial and compliance risks, and periodically reports on its findings to the full Board. In addition, the Audit and Finance Committee is responsible for assessing risk related to our capital structure, significant financial exposures and our risk management and major insurance programs, and regularly evaluates financial risks associated with such programs. The Compensation and Benefits Committee considers risk in connection with its design of compensation programs for our executives.

Communications with the Board

Our Board welcomes communications from stockholders and other interested parties. Interested parties may contact the Board by writing to Alfred T. Mockett, Chief Executive Officer and President, c/o Dex One Corporation, 1001 Winstead Drive, Cary, NC 27513. Interested parties may contact the independent members of our Board with any governance questions or other concerns by writing to Eugene I. Davis, Chairman of the Board, c/o Dex One Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to W. Kirk Liddell, Chair of the Audit and Finance Committee, c/o Dex One Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. All appropriate inquiries will be forwarded directly to the addressee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through www.dexone.ethicspoint.com, our web-based reporting system, by simply following the instructions on that site. These procedures for communications between independent members of our Board and interested parties were approved by the independent and non-management members of our Board.

Director Independence

Our Corporate Governance Guidelines state the Board’s objective that at least two-thirds of the members of the Board be independent under NYSE listing standards and applicable law. The Board of Directors has adopted Director Independence Standards to assist in determining whether a director does not have material relationships with Dex One and thereby qualifies as independent. The Director Independence Standards are based on NYSE “independent director” listing standards. To be considered “independent”, the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with us other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with Dex One). In each case, the Board broadly considers all relevant facts and circumstances.

Under our Director Independence Standards:

1. No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.

2. No director can be independent if the director is, or has been within the last three years, an employee of the Company.

3. No director can be independent if an immediate family member of the director is or has been an executive officer of the Company within the last three years.

4. No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5. No director can be independent if:

a. the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b. the director is a current employee of the Company’s internal or external auditor;

c. the director has an immediate family member who is a current employee of the Company’s internal or external auditor and personally works on the Company’s audit; or

d. the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.

6. No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

7. No director can be independent if the director is a current employee, or an immediate family member is a current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8. No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

The Board of Directors reviews all commercial and charitable relationships of directors on an annual basis. The mere ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor that the Board considers.

The Board of Directors has unanimously determined that Jonathan B. Bulkeley, Eugene I. Davis, Richard L. Kuersteiner, W. Kirk Liddell, Mark A. McEachen and Alan F. Schultz are neither affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the NYSE. As a result, independent directors constitute a majority of Dex One’s Board of Directors. In addition, all members of all committees qualify as independent within the meaning of all applicable laws and regulations, including the independence standards of the NYSE. Alfred T. Mockett is not an independent director because he is our CEO and President.

In making these independence determinations, the Board considered all of the automatic bars to independence specified in the respective independence standards of the SEC and the NYSE and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond the automatic bars existed between the Company and/or its management and/or any of their respective affiliates or family members, on the one hand, and each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated, on the other hand. For those directors for whom the Board determined there was a relationship, the Board then considered whether or not the relationship was material or did in fact, or could reasonably be expected to, compromise such director’s independence from management. The Board definitively determined for those directors identified as independent above that either no such relationship existed at all or that any relationship that existed was not material and/or did not so compromise such director’s independence from management.

Code of Conduct

Our Board has adopted a Code of Conduct applicable to our directors, senior management including the principal executive officer, principal financial officer and principal accounting officer, and all other employees. The Code of Conduct is available on our website at http://ir.dexone.com/governance.cfm. Any waiver of any provision of the Code of Conduct made with respect to any director or executive officer of the Company will be promptly posted on our website at the same link as the Code of Conduct itself and will be disclosed in the next periodic report required to be filed with the SEC.

Related Person Transactions

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy by either the Audit and Finance Committee or the Corporate Governance Committee of the Board of Directors.

The reviewing committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction was undertaken in the ordinary course of business; and

•

whether the transaction involves the provision of goods or services to Dex One that are available from unrelated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to Dex One as would be available in comparable transactions with or involving unrelated third parties.

We did not enter into any related person transactions in 2011. Our Related Person Transactions Policy is available on our website http://ir.dexone.com/governance.cfm.

ELECTION OF DIRECTORS (ITEM NO. 1)

At the 2012 Annual Meeting of Stockholders, seven nominees stand for election as directors of Dex One for a one-year term. Each of the nominees currently serves as a Dex One director. Each director nominee in this uncontested election will be elected if he receives more “For” votes than “Against” votes. Each nominee elected as a director will continue in office until the 2013 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

The Corporate Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Corporate Governance Committee will consider the candidate’s expertise (including industry background), independence, and integrity, as well as skills relating to operations, finance, marketing and technology. In addition, the Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all stockholders and ensuring that a substantial majority of the Board remains independent. Our Corporate Governance Guidelines provide that the Corporate Governance Committee will consider director candidates recommended by stockholders provided such recommendations comply with our Bylaws and the process set forth in this proxy statement. In assessing such candidates, the Corporate Governance Committee will consider the same criteria described above. See our Corporate Governance Guidelines, which may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm, for additional information on the selection of director candidates.

Our Board of Directors was substantially reconstituted as part of our restructuring. Pursuant to the terms of our confirmed Plan of Reorganization, our initial post-emergence Board of Directors was to be comprised of seven directors as follows: (i) the Chief Executive Officer of the Company, (ii) three directors selected by Franklin Advisers, Inc. and (iii) three directors selected by the group of noteholders holding in excess of a majority of the principal amount of pre-petition unsecured note debt who signed support agreements in favor of the pre-arranged restructuring plan that served as the basis for the Plan (the “Consenting Noteholders”). On January 29, 2010, directors Jonathan B. Bulkeley, Eugene I. Davis and W. Kirk Liddell were selected to serve as directors by the Consenting Noteholders and directors Richard L. Kuersteiner, Mark A. McEachen and Alan F. Schultz were selected to serve as directors by Franklin Advisers, Inc. Alfred T. Mockett, our current CEO and President, joined the Board upon becoming our CEO and President effective September 13, 2010.

The following descriptions of the business and public company director experience of our current directors include the principal positions held by them since March 1, 2007, their current public company board representations and their past public company board representations since March 1, 2007. We have been advised that there are no family relationships among any of our executive officers and directors.

JONATHAN B. BULKELEY

Mr. Bulkeley, 51, founded Blue Square Capital Management, LLC in March 2009 and has served as its Chief Investment Officer since inception. Blue Square Capital Management, LLC operates the Blue Square Small Cap Value Fund, a hedge fund investing in global small and micro cap equities. Mr. Bulkeley also served as Chief Executive Officer of Scanbuy Inc., a global leader in visual navigation for the wireless industry, from March 2006 to August 2010. Mr. Bulkeley also previously has served as Chief Executive Officer of barnesandnoble.com, and Chairman and Chief Executive Officer of Lifeminders, an online direct marketing company. Mr. Bulkeley has served as a Company director since January 2010 and currently serves on the board of Spark Networks, Inc. During the past five years, Mr. Bulkeley has also been a director of The Reader’s Digest Association, Inc. and Excelsior LaSalle Property Fund, Inc. Mr. Bulkeley brings to the Board management and operational experience with companies in all phases of business development.

Mr. Bulkeley currently serves as a member of the Audit and Finance Committee.

EUGENE I. DAVIS

Mr. Davis, 57, has served as Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately-held consulting firm specializing in crisis and turn-around management and strategic advisory services for public and private business entities, since 1999. Prior to joining Pirinate Consulting, Mr. Davis was Chief Operating Officer of Total-Tel USA Communications, Inc., and President of Emerson Radio Corp. Mr. Davis has served as director for numerous public and private companies across various industries. Mr. Davis has served as a Company director since January 2010 and currently serves on the boards of Atlas Air Worldwide Holdings, Inc., Global Power Equipment Group Inc., Spectrum Brands, Inc. and U.S. Concrete, Inc. Mr. Davis is expected to be named as a director of WMI Holdings Corp. upon its emergence from bankruptcy. Mr. Davis is also a director of Trump Entertainment Resorts, Inc. and Lumenis Ltd., whose common stock is registered under the Securities Exchange Act of 1934 but does not publicly trade. Mr. Davis is also on the board of Ambassadors International, Inc. On May 25, 2011, Ambassadors International sold substantially all of its assets through a Chapter 11 bankruptcy process and is winding up its activities, after which Ambassadors will no longer be a publicly traded company. Mr. Davis is also on the board of GSI Group, Inc., but is not standing for election as a director at the 2012 GSI Group annual meeting. During the past five years, Mr. Davis has also been a director of American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Footstar, Inc., Granite Broadcasting Corporation, Ion Media Networks, Inc., Knology, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., Tipperary Corporation, Viskase, Inc. and YRC Worldwide, Inc. Mr. Davis brings to the Board experience with companies emerging from chapter 11 restructuring processes and also has significant experience as a director of public companies.

Mr. Davis currently serves as the non-executive Chairman of the Board and as a member of the Audit and Finance Committee.

RICHARD L. KUERSTEINER

Mr. Kuersteiner, 72, currently serves as Associate General Counsel for Franklin Resources, Inc., a global investment management organization known as Franklin Templeton Investments. Mr. Kuersteiner has served in various capacities at Franklin Resources, Inc., since 1990, including Director of Restructuring, Managing Corporate Counsel and Associate General Counsel. He has served as an officer of virtually all of the Franklin Templeton funds. Mr. Kuersteiner has served as a Company director since January 2010. Mr. Kuersteiner brings to the Board experience in complex restructuring transactions and the perspective of large institutional investors.

Mr. Kuersteiner currently serves as the Chairman of the Corporate Governance Committee and as a member of the Compensation and Benefits Committee.

W. KIRK LIDDELL

Mr. Liddell, 62, has served as President, Chief Executive Officer and Director of Irex Corporation, the parent corporation of a specialty contracting network serving commercial, industrial, marine and residential customers, since 1984. Prior to joining Irex Corporation, Mr. Liddell was an associate at Covington & Burling in Washington, D.C., where he practiced corporate law with a focus on bank regulation, securities and antitrust. Mr. Liddell has served as a Company director since January 2010. Mr. Liddell brings to the Board operational experience as the chief executive of a company directly interfacing with local businesses and consumers.

Mr. Liddell previously served as Lead Director and as interim Principal Executive Officer until Mr. Mockett’s appointment as CEO and President and currently serves as the Chairman of the Audit and Finance Committee.

MARK A. McEACHEN

Mr. McEachen, 54, has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Freedom Communications, Inc., a media company with broadcast television and print publishing business segments, since April 2010. From May 2009 to April 2010, Mr. McEachen served as Freedom’s Senior

Vice President and Chief Financial Officer. Freedom filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on September 1, 2009 and emerged from bankruptcy protection under a confirmed plan of reorganization on April 30, 2010. From February 2008 to May 2009 Mr. McEachen served as Chief Financial Officer of Fabrik, Inc., a designer, manufacturer and marketer of online services solutions. Prior to that, Mr. McEachen served as interim Chief Executive Officer and Chief Operating and Financial Officer of BridgeCo Inc., a digital entertainment networking company. Mr. McEachen has served as a Company director since January 2010. Mr. McEachen brings to the Board experience as the chief operating and financial officer of a diversified media company facing many of the same economic and marketplace challenges as the Company. Mr. McEachen also has financial and operating experience with digital businesses.

Mr. McEachen currently serves as the Chairman of the Compensation and Benefits Committee and as a member of the Corporate Governance Committee.

ALFRED T. MOCKETT

Mr. Mockett, 63, joined Dex One as Chief Executive Officer and President and as a director on September 13, 2010. Prior to joining the Company, Mr. Mockett served as Chairman and CEO of Motive, Inc., a provider of software management services to communications providers from February 2006 until the company was sold in 2008. Mr. Mockett has more than 30 years experience in executive management and strategic decision-making at a number of leading technology, telecommunications and professional services companies including American Management Systems, a global business and information technology consulting firm for the U.S. and state governments, financial services and communications industries, BT Group (formerly British Telecom), a global provider of communications solutions and services, and Memorex Telex, a global provider of information technology solutions.

ALAN F. SCHULTZ

Mr. Schultz, 53, currently serves as non-executive Chairman of the Board of Valassis Communications, Inc., a marketing services company, following his retirement as President and Chief Executive Officer effective December 31, 2011. From 1998 through December 2011, Mr. Schultz served as Chairman, President and Chief Executive Officer of Valassis. Mr. Schultz has served as a Company director since May 2005 and currently serves on the board of Valassis Communications, Inc. Mr. Schultz brings to the Board experience as the chief executive officer of a publicly-held marketing services company servicing both national and local businesses. Our longest tenured director, Mr. Schultz also has significant experience with the Company’s business and industry.

Mr. Schultz previously served as non-executive Chairman of the Board during our search for a CEO in 2010 and currently serves as a member of the Compensation and Benefits and Corporate Governance Committees.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR”

ALL OF THE NOMINEES FOR DIRECTOR

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the named executive officers.

Compensation of the named executive officers is determined under the Company’s compensation program for senior executives. This program is governed by the Compensation and Benefits Committee of the Board of Directors, referred to as the “Committee.” While the Committee determines the compensation of all of the Company’s executive officers, this discussion and analysis focuses on those executive officers currently in office and listed in the Summary Compensation Table and other compensation tables that follow, referred to herein as the “NEOs”.

Executive Summary

Objectives of the Compensation Program for Named Executive Officers. The Company faces several critical strategic challenges. As an historic print-based advertising and media company, the Company, to be successful, must retain its legacy strength in print-based advertising while simultaneously introducing digital solutions that are relevant and valuable to its customers. The executive compensation objectives are designed to directly support this challenging strategic transformation. Specifically they:

•	enable the Company to attract key leadership talent with technology and digital skills required to support the transformation;

•	reward executives based on the achievement of critical financial metrics consistent with the desired business transformation; and

•	recognize that the decline in shareholder value since the Company’s emergence from bankruptcy requires significant share price appreciation before executives realize the value of equity grants.

In addition to these very specific objectives, we also strive to maintain an executive compensation program that:

•	ensures internal equity, both as compared to other executives based upon position and contributions, and to the broader employee population;

•	keeps the executive compensation practices transparent, in line with best practices in corporate governance; and

•	administers executive compensation on a cost-effective and tax-efficient basis.

2011 Compensation Design. In February 2011, prior to the 2011 Annual Meeting of Stockholders, the Committee approved a number of changes to the overall compensation design to better align the compensation structure with the Company’s strategy and to ensure continued and appropriate alignment with the interests of stockholders. Key changes for executive officers included:

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reducing annual incentive targets from 75% of base salary to 65% for executive vice presidents and from 60% of base salary to 50% for senior vice presidents (except for Mr. Mockett and one former named executive officer whose target annual incentives are or were contractually established in their employment agreements);

•	adding Digital Ad Sales as a corporate performance metric to the historical corporate performance metrics of Ad Sales, EBITDA and Free Cash Flow in the short-term incentive plan design;

•	replacing the Line of Sight performance metrics with Individual and/or Functional performance metrics in the executive short-term incentive plan design; and

•	shifting long-term incentive compensation from a cash-based design to an equity design and adding stock price vesting requirements for the majority of the 2011 equity grants.

2011 Stockholder Advisory Votes and Compensation Design Enhancements. At the 2011 Annual Meeting of Stockholders, the Company held its first stockholder advisory votes on the compensation of the named executive officers (the “Say-on-Pay Proposal”) and the frequency of such votes as required under the Dodd-Frank Act. The stockholders overwhelmingly endorsed the Board’s proposal to hold annual Say-on-Pay votes, with over 90% of the Company’s stockholders supporting annual votes. Of total shares voting on the 2011 Say-on-Pay Proposal, 48% supported the proposal and 52% voted against the proposal.

Following the 2011 Annual Meeting of Stockholders, the Committee and the Corporate Governance Committee held numerous meetings and carefully considered the results of the 2011 Say-on-Pay Proposal. The Company also engaged in a concerted outreach effort to seek direct feedback from the Company’s top stockholders to better understand their concerns with respect to the Company’s executive compensation program, particularly from stockholders who advised us that they did not support the 2011 Say-on-Pay Proposal. In the course of this effort, we spoke with the Company’s top holders controlling the vote of approximately 70% of the Company’s common stock.

During the latter part of 2011 and into 2012, the Committee took action to further improve the Company’s executive compensation program and the quality of the Company’s compensation disclosures. Specific actions included:

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implementing stock ownership guidelines applicable to both the Company’s executive officers and directors, copies of which may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm;

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implementing a compensation recovery (or “claw-back”) policy applicable to the Company’s executive officers requiring the repayment of incentive compensation based on the achievement of financial results that are later the subject of a material restatement of the Company’s financial statements, a copy of which may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm;

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implementing stricter computation parameters in the short-term incentive plan design (e.g., imposing higher threshold payout metrics for Print Ad Sales, EBITDA and Free Cash Flow and imposing an ad sales floor for above target payouts on the EBITDA and Free Cash Flow metrics);

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shifting the category weightings of the short-term incentive plan applicable to the NEOs and other executive officers such that a more meaningful percentage of payouts under this plan are tied to corporate as opposed to individual and functional performance;

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revising the Company’s peer group to include companies from the Advertising and Publishing sectors of Standard & Poor’s Global Industry Classification System (GICS) within the broader GICS Media classification with annual revenues more closely approximating those of the Company (this revision was studied during the fourth quarter of 2011 and was formally adopted in early 2012 and will impact 2012 compensation decision making);

•	maintaining the base salaries and annual incentive targets for all executive officers at 2011 levels;

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further refining long-term incentive compensation for all executive officers (other than Messrs. Mockett and Freiberg who, as noted below, will not be receiving additional equity awards in 2012) by replacing time-vested restricted stock awards with performance shares tied to annual ad sales targets; and

•	revising this Compensation Discussion and Analysis to explain in greater detail the rationale for and operation of the Company’s compensation and benefits programs.

With respect to two additional areas – CEO Annual Compensation and a 280G gross-up provision included in the CEO’s employment agreement – that were the subject of some criticism by proxy advisory firms in connection with the 2011 say on pay vote, we believe that the business rationale for our decisions was appropriate, although with hindsight, our 2011 CD&A may not have adequately explained our rationale. We hope the following explanations of these two areas of concern help all investors understand our rationale.

CEO Annual Compensation. We hired Alfred T. Mockett as CEO on September 13, 2010. As part of a compensation package that was targeted at the median of our peer group, we granted Mr. Mockett 1,000,000 shares of equity (600,000 premium-priced stock options, 200,000 shares of restricted stock and 200,000 time-

vested stock options). Importantly, this equity grant covered a four year period. The value of this grant as reported in the Summary Compensation Table was $4.6 million with a per year value of $1.15 million. Some stockholders (and proxy advisory firms) treated 100% of this equity grant as annual compensation — versus spreading the value over the four year period as we intended when structuring this grant — thus significantly overstating Mr. Mockett’s 2010 compensation. For example, one advisory firm that treated Mr. Mockett’s equity grant as annual compensation reported Mr. Mockett’s compensation as equaling 273% of the peer group median — an alarming number. However, if the equity award was annualized (with one-fourth attributed to 2010), Mr. Mockett’s compensation would have fallen between 100-105% of the peer group, which was consistent with our own review and decision making. Since his time of hire, Mr. Mockett has not received any salary increase, any change to his target annual incentive opportunity or any additional equity grants (including any equity grants as part of the recent 2012 equity grants to other executive officers).

CEO 280G Gross-Up. As part of recruiting Mr. Mockett, we included a time limited 280G gross-up provision in his employment agreement that expires on December 31, 2012, a full two years prior to the December 31, 2014 expiration of his employment agreement. We appreciate and agree that 280G gross-ups, generally, are not “best practice.” In fact, none of the other Dex One executive officers has a 280G gross-up. However, the 280G gross-up was a valuable recruiting tool and helped us eliminate uncertainty in recruiting Mr. Mockett into Dex One, given that the Company had emerged from bankruptcy less than eight months prior to his joining the Company. We provided the 280G gross-up provision to Mr. Mockett for two primary reasons. First, if we had not provided the provision, we would have had to materially increase another part of his contract – and we were unwilling to do so. Second, the technical calculations involved in 280G payments penalize a late in the year hire. If we had not provided a 280G gross-up, we would have had to delay the start date of Mr. Mockett until early 2011, which would not have been in the best interests of stockholders. Mr. Mockett has not requested an extension of, nor does the Committee plan to extend, the term of the 280G gross-up provision included in Mr. Mockett’s employment agreement when it expires at the end of this year.

Other Compensation Matters. In addition to the compensation design elements and changes discussed above, Dex One’s executive compensation programs support the Company’s commitment to sound corporate governance.

•

The Committee conducts a formal review of the risks associated with Dex One’s executive compensation practices, policies and programs on an annual basis and assesses risks as part of its regular decision making process.

•

The Company is phasing out the R.H. Donnelley Corporation Restoration Plan, a non-qualified supplemental 401(k) plan that provides for a Company match and transition credits on eligible compensation in excess of applicable Internal Revenue Service limits.

•

The Company no longer provides defined benefit retirement programs to its executives. Dex One does provide a 401(k) plan, and the executive officers participate on the same basis as all other participants.

•

Other than the limited 280G change-in-control gross-up provision included in Mr. Mockett’s employment agreement that expires on December 31, 2012, the Company does not have any other 280G change-in-control gross-up arrangements with any of its other executive officers nor does it intend to enter into any such arrangements in the future.

•	In 2011, the Committee renewed its relationship with Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide independent executive compensation advisory services.

Roles of the Compensation and Benefits Committee, Management and Consultant

The Committee is responsible for determining the composition and levels of the Company’s non-CEO executive officer pay packages, and for developing a recommendation for the CEO’s compensation package, which is reviewed and approved by the independent directors of the full Board. The Committee receives assistance from two sources — its independent compensation consulting firm, Semler Brossy, and the Company’s internal executive compensation staff.

Semler Brossy has been retained by, and reports directly to the Committee, and does not have any other consulting engagements with management or Dex One. Specifically, the Committee regularly seeks independent advice from Semler Brossy on current trends in compensation design, including overall levels of compensation, the appropriateness of peer group companies, the relative weightings of compensation elements and the value of particular performance measures on which to base compensation. Within this framework, Semler Brossy has been directed to work collaboratively with management to ensure sufficient understanding of Dex One’s business and compensation programs.

With respect to compensation for Dex One’s CEO, Semler Brossy provides competitive CEO market compensation data for the Committee’s consideration. In accumulating this relevant data, Semler Brossy relies on its understanding of Dex One’s business and compensation programs, and its independent research and analysis. Semler Brossy does not meet with the CEO with respect to his compensation.

For other executive officers, the chief human resources officer works with the CEO to develop the CEO’s compensation recommendations to the Committee. In developing these recommendations, the CEO considers the Company’s overall performance, each individual’s scope of responsibility, competitive market compensation data, individual performance, and the CEO’s assessment of the individual’s current and future potential contribution, as well as the individual’s contribution relative to the other executive officers. Semler Brossy provides the Committee with its independent view of the CEO’s compensation recommendations.

The Committee presents its final determinations regarding executive officer compensation to the independent members of the full Board for its review and, in the case of the CEO, for approval.

Compensation Positioning

Peer Group Companies. The Committee intends that the levels of compensation available to executive officers be competitive with the compensation offered by similar publicly held companies. In early 2010, the Committee reexamined the peer group, considering the following factors:

•	the Company has only one direct competitor that is also a stand-alone public company;

•	other companies in the yellow pages and local commercial search industries have very different business models and financial characteristics, thereby making peer comparisons difficult; and

•	the Company’s relatively high margins in recent years significantly differentiated Dex One from potential peer companies.

The peer companies, as a group, are headquartered in the United States, are identified as Media companies by Standard & Poor’s Global Industry Classification System (GICS Industry 254010), and are generally comparable to the Company’s business in terms of revenues. Based on these criteria, the Committee utilized the following peer group for 2011.

Cinemark Holdings, Inc.	Regal Entertainment Group
Clear Channel Outdoor Holdings, Inc.	Scholastic Corporation
Discovery Communications, Inc.	Scripps Networks Interactive, Inc.
John Wiley and Sons, Inc.	Sirius XM Radio Inc.
Lamar Advertising Company	SuperMedia Inc.
The McClatchy Company	Valassis Communications, Inc.
Meredith Corporation	The Washington Post Company
The New York Times Company

Target Marketplace Positioning. The Committee’s stated objective was to position an executive’s total direct remuneration opportunity over time for target performance between the median and the median plus 15% for the executive’s position. Actual total direct remuneration levels will vary from year to year and may be below or above target based on the Company’s performance relative to the Company’s objectives.

Although the Committee uses peer group data for context and a frame of reference for decision-making, the Committee did not rely exclusively on peer group data in setting the terms of the 2011 compensation programs. Likewise, the Committee did not set total direct remuneration or its component parts at levels designed to achieve a mathematically precise market position, nor is there a commitment or understanding to provide executives with compensation at any specific level, or within any specific range with respect to the peer group.

As noted above, the Committee reexamined the Company’s peer group in late 2011/early 2012 identifying companies in the Advertising (GICS Industry 25401010) and Publishing (GICS Industry 25401040) subcategories of Media companies with trailing four quarter revenues between $500 million to $2.5 billion, to better reflect the current size and business of the Company. This new peer group will be in place for 2012.

Elements of Compensation

Total direct remuneration for Dex One’s executive officers is comprised of base salary, annual incentive compensation and long-term incentive compensation.

Consistent with the principles of Dex One’s executive officer compensation outlined above, an executive officer’s total direct compensation is based upon the Company’s performance as well as the performance of the individual executive officer. Dex One does not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Committee’s assessment of compensation practices of the peer group as well as Dex One’s short-term and long-term strategic objectives. Variable compensation generally consists of annual cash incentive compensation and long-term equity-based incentive awards.

Base Salary. Dex One provides its executive officers an annual base salary to compensate them for services rendered during the year, and is essential for the attraction and retention of talented executive officers. The executive officers’ base salaries are reviewed annually by the Compensation Committee, but do not automatically increase each year.

In February 2011, the Committee set base salaries for senior executives for 2011, with no increase in base salary for any continuing executive officer in 2011. Messrs. Hanna’s and Freiberg’s base salaries were set in connection with their respective hiring in April and September, 2011. Annual base salaries for each of the NEOs for 2011 were:

Name	Salary
Alfred T. Mockett	$975,000
Gregory W. Freiberg	$425,000
Richard J. Hanna	$500,000
Atish Banerjea	$400,000
Mark W. Hianik	$400,000

Annual Incentive Compensation. Dex One provides its executive officers with the opportunity to earn variable cash compensation under the Company’s short-term incentive plans. The purpose of the short-term incentive plans is to reward executive officers for performance during a single fiscal year, and to provide incentives for them to achieve Dex One’s annual financial and operational goals, as measured against specific performance criteria relative to Dex One’s overall business results as well as individual performance and contribution. Executive officers who are senior vice presidents and above participate in the Annual Incentive Plan (AIP). Payouts under the AIP are determined annually based on the executive officer’s target bonus and performance against each of the measures described below.

Annual incentive opportunities for executive officers are expressed as a percentage of base salary. In February 2011, the Committee reduced the annual incentive opportunities for executive vice presidents from 75% of base salary to 65% and for senior vice presidents from 60% of base salary to 50%. These changes were designed to bring annual compensation opportunities more in line with peer group practices. Mr. Mockett’s annual incentive opportunity stayed at 100% of base salary at time of hire, as provided in his employment agreement. The Committee may reassess the target bonuses for each executive officer from time to time. Annual incentive opportunities for the NEOs for 2011were:

Name	Annual Incentive
Alfred T. Mockett	100%
Gregory W. Freiberg	65%
Richard J. Hanna	65%
Atish Banerjea	50%
Mark W. Hianik	50%

For 2011, the Committee redesigned the annual cash incentive for executive officers to reward Company financial performance and individual contribution in 2011 through an integrated suite of Corporate, Function and Individual Performance Metrics. This design was intended to provide greater line of sight (and control) for participants to achieve their established goals, creating clear links between a participant’s individual contribution, his or her function’s contribution and the achievement of the Company’s financial goals.

Achievement between specified performance levels would result in a payout based on straight-line interpolation. There is no payout with respect to any performance metric for which actual performance does not meet the 50%, or threshold, level. If the level of performance under any of the Corporate Performance Metrics were to exceed the 200% level, the corresponding payout also would exceed 200% based on straight-line interpolation, but the maximum payout under the AIP for all four Corporate Performance Metrics combined may not exceed 200% of the executive officer’s aggregate Corporate Performance Metric target. The annual incentive award payable under the AIP with respect to the achievement of each performance metric within the Function and Individual categories will range from a minimum of 0% to a maximum of 120% of target; provided, however, that the Ad Sale threshold must be achieved for any payout based on achievement of Function and/or Individual targets.

AIP Payouts for the NEOs for 2011 were based on the following performance metrics and weightings:

Category Weighting

	Percent of Total Incentive Target
Organization Level	Corporate	Function	Individual
Chief Executive Officer	80%	0%	20%
All Other NEOs	60%	20%	20%

Corporate Performance Metrics

•	Ad Sales Growth: This performance metric supports the Company’s mandate to continue expansion of its service offerings and market presence.

•	Digital Ad Sales: This performance metric reinforces the strategic imperative to grow digital revenue and increase the Company’s digital presence.

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EBITDA:    This performance metric (defined as EBITDA adjusted to exclude the impact of fresh start and purchase accounting adjustments, impairment charges, reorganization costs, stock-based compensation expense, long-term incentive plan expense and restructuring costs) is designed to reinforce the Company’s focus on profitable growth.

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Free Cash Flow:    This performance metric (defined as cash flow from operations, less capital expenditures adjusted to exclude the impact of stock compensation expense, long-term incentive plan expense, cash restructuring payments, cash reorganization costs and fresh start and purchase accounting adjustments) is designed to reinforce the need to generate cash to build the business, while continuing to meet all debt requirements.

Incentive Award Based on Performance
Metric and Weighting	50% of target	100% of target	200% of target
Ad Sales (40%)	-12%	-10%	-8%
Digital Ad Sales (20%)	$188.1 million	$209.0 million	$250.8 million
EBITDA (20%)	$594.0 million	$660.0 million	$792.0 million
Free Cash Flow (20%)	$301.5 million	$335.0 million	$402.0 million

Function Performance Metrics

•	This performance category captures each leadership team member’s (i.e. those executive officers reporting to the CEO) performance against strategic initiatives specific to the individual’s function.

Incentive Award Based on Performance
Metric and Weighting	50% of target	100% of target	120% of target
Varies by executive officer function	Varies by executive officer function

Individual Performance Metrics

•	This performance category captures the CEO’s and each leadership team member’s overall effectiveness as a senior executive.

	Incentive Award Based on Performance (1)
Metric and Weighting	50% of target	100% of target	120% of target
Teamwork and collaboration (25%)	3.0	4.0	5.0
Coaching and mentoring (25%)	3.0	4.0	5.0
Communication (25%)	3.0	4.0	5.0
Consistency of feedback from superiors, subordinates and peers (25%)	3.0	4.0	5.0

(1)	Using scores from 360 talent reviews

In February 2012, the Committee determined that: (i) there should be no payout on the Ad Sales performance metric as the actual Ad Sales decline for the year was less than the 50% threshold level; (ii) Digital Ad Sales for AIP calculation purposes of $204.5 million represented 89.3% of target performance; (iii) EBITDA for AIP calculation purposes of $656.8 million represented 97.6% of target performance; (iv) Adjusted Free Cash Flow for AIP calculation purposes of $417.3 million represented 222.8% of target performance; and (v) there should be no payout on the Function or Individual metrics since the Ad Sales threshold was not achieved. Weighting these performance/payout levels as described above, the Committee approved the following AIP payouts for the NEOs for 2011:

Name	Paid in March 2012
Alfred T. Mockett	$639,210
Gregory W. Freiberg	$41,307	(1)
Richard J. Hanna	$119,085	(1)
Atish Banerjea	$95,912	(1)
Mark W. Hianik	$98,340

(1)	Prorated for partial year.

In February 2012, the Committee approved the plan design and performance metrics for the 2012 AIP. The 2012 AIP operates in much the same fashion as the 2011 AIP with the following modifications:

•	Changes in AIP design and performance metrics for all executive officers reporting to the CEO:

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Corporate Performance Metrics (80% weighting for EVPs and 70% weighting for SVPs).    Print Ad Sales replaces Ad Sales as a Corporate Performance Metric, with the threshold achievement level set at 98% of target and the maximum achievement level set at 110% of target. Print Ad Sales and Digital Ad Sales will both be ascribed 30% weightings within the Corporate Performance Metric category. The EBITDA and Free Cash Flow Metrics will retain their 20% weightings, but with the threshold achievement level for each of these metrics increasing to 95% of target and the maximum achievement levels set at 117% and 113% of each target, respectively. These changes in the Corporate Performance Metrics were designed to reflect the continuing significance of the print products’ contribution to the financial performance of the Company as the Company continues its transition to digital. The annual incentive opportunity with respect to the achievement of each performance metric within the Corporate Performance Metrics category, as well as the achievement of the aggregate of the performance metrics within this category, will range from a minimum of 0% to a maximum of 200% of target.

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Individual Performance Metrics (20% weighting for EVPs and 30% weighting for SVPs).    The Functional Performance Metrics that were part of the 2011 AIP design have been effectively eliminated with the new Individual Performance Metrics intended to include both individual and functional metrics designed for each leadership team member’s role and function. The annual incentive opportunity with respect to the achievement of each performance metric within the Individual Performance Metrics category will range from a minimum of 0% to a maximum of 150% of target.

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The 2012 AIP metrics for the CEO will consist solely of the revised Corporate Performance Metrics described above (100% weighting) with no Individual Performance Metric component. This change is intended to directly link the CEO’s annual incentive opportunity directly to Company performance.

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For all leadership team members, in order to earn an above target payout on either of the EBITDA or Free Cash Flow metrics of the Corporate Performance Metrics category, total Company ad sales must exceed the sum of the Print Ad Sales and Digital Ad Sales threshold achievement levels.

Long-Term Incentive Compensation.    Dex One also provides its executive officers with the opportunity to earn variable long-term equity and/or cash compensation under its various long-term incentive plans. The purpose of these long-term awards is to reward executive officers for performance over a longer time horizon and to provide incentives for them to achieve Dex One’s long-term financial and operational goals.

Historically, target long-term incentive awards for executive officers were expressed as a percentage of base salary. In early 2011, the Committee spent a considerable amount of time evaluating the desired approach to long-term compensation and decided to move away from the historical approach for the 2011 equity grants given the then current stock price level and desired plan design changes. For the 2011 long-term incentive awards, the total number of shares to be granted to each executive officer was subjectively determined based on an analysis of the potential future value of the equity assuming successful execution of the Company’s business strategy.

The 2011 equity grants are composed of three different types of equity: (i) time-vested restricted stock which vest over three years based on continued employment; (ii) time-vested stock options which vest over four years based on continued employment; and (iii) price-vested stock options, 50% which vest when the stock reaches a specified threshold stock price and 50% which will vest when the stock reaches a slightly higher specified threshold stock price, however, in no event can the stock price hurdle condition be satisfied in the initial six months from date of grant.

For executive officers hired in 2011, the full amount of each of the scheduled equity awards was granted in 2011. For executive officers who were with the Company prior to 2011, the full amount of the scheduled price-vested stock option awards and one-third of the scheduled time-vested restricted stock and time-vested stock option awards were granted in 2011. For all other 2011 equity award recipients below the executive officer level, one-third of the scheduled time-vested restricted stock and time-vested stock option awards were granted in 2011. The remaining two-thirds of the scheduled time-vested restricted stock and time-vested stock option awards for this group have been split evenly with one-half granted in 2012 and the balance intended to be granted in 2013. Mr. Mockett did not receive any equity grants in 2011 since the equity grants he received when he joined the Company in September 2010 were intended to cover the four-year term of his employment agreement.

During 2011, awards of price-vested stock options, time vested stock options and time-vested restricted stock were made to approximately 157 employees, including the NEOs (other than Mr. Mockett). The 2011 equity grants to the NEOs and the aggregate grant date values are set forth in the following table. See “Executive Compensation – Grants of Plan-Based Awards – Fiscal 2011” below for more information regarding the 2011 equity grants to the NEOs.

Name	Shares of Restricted Stock	Price-Vested Stock Options	Time-Vested Stock Options	Aggregate Grant Date Value
Alfred T. Mockett	0	0	0	$0
Gregory W. Freiberg	100,000	200,000	100,000	$287,760
Richard J. Hanna	75,000	150,000	75,000	$894,413
Atish Banerjea	50,000	100,000	50,000	$721,645
Mark W. Hianik	12,500	75,000	12,500	$246,409

At the February 2012 Committee meeting, equity grants were approved for certain executive officers. The number of shares granted to each executive officer was determined by developing a target value based on a projected future equity value assuming the achievement of stock price targets tied to successful execution of the business plan. The Committee subtracted from this target value the projected value of equity granted in 2011 to each of the executive officer award recipients at these same stock price targets to determine a target number of shares to deliver in 2012. One half of the 2012 equity awards were comprised of time-vested restricted stock options that vest over four years subject to continued employment with the Company and the balance was comprised of performance-based restricted stock units tied to the achievement of specified annual ad sales targets (as established through the AIP) over three separate one-year performance periods (fiscal years 2012-2014) and any restricted stock units earned will vest, in part or in whole, following the end of the fiscal 2014 performance period. Mr. Freiberg, since he was hired in August 2011 and Mr. Mockett, under the terms of his employment contract, did not participate in these 2012 executive officer equity awards.

Finally, 2011 was the last year of the three-year measurement period under the Dex One Corporation Long-Term Incentive Program for Executive Officers (the “2009 LTIP”). The 2009 LTIP was a cash-based plan designed to provide long-term incentive compensation to participants based on the achievement of certain performance measures related to the amount of the Company’s cumulative free cash flow for the 2009, 2010 and 2011 fiscal years. The 2009 LTIP was established by the former Compensation and Benefits Committee of R. H. Donnelley Corporation in the first quarter of 2009 and subsequently approved by the bankruptcy court as part of the Company’s confirmed Plan of Reorganization. The 2009 LTIP covered certain current and former executive officers of the Company, including Mr. Hianik, the only current named executive officer who was a participant. In accordance with the provisions of the 2009 LTIP, Mr. Hianik received a cash payment in the amount of $460,000 on March 9, 2012 upon the achievement of the cumulative cash flow target for the measurement period, at the same time payouts were made to all other 2009 LTIP participants.

Retirement Programs

Defined benefit plans.    In conjunction with establishing a new defined contribution plan, the Company froze the defined benefit plans covering all non-union employees, effective as of December 31, 2008. In connection with the freeze, all pension plan benefit accruals for non-union plan participants ceased as of December 31, 2008, however, all plan balances remained intact and interest credits on participant account balances, as well as service credits for vesting and retirement eligibility, continue in accordance with the terms of the respective plan. In addition, supplemental transition credits are being provided to certain plan participants nearing retirement who would otherwise have lost a portion of their anticipated pension benefit at age 65 as a result of freezing the plans. Similar supplemental transition credits are also being provided to certain plan participants who were grandfathered under a final average pay formula when the defined benefit plans were converted from traditional pension plans to cash balance plans. None of the NEOs are participants in the Company’s defined benefit plans.

401(k) plans.    The Dex One 401(k) Savings Plan (the “Dex One 401(k)”) is a tax-qualified retirement savings plan available to substantially all Dex One employees. Participating employees may contribute up to 75% of eligible compensation on a pre-tax or after-tax basis, provided that contributions in a year may not exceed the limit imposed by federal tax rules. Under the Dex One 401(k), Dex One makes a matching contribution each pay period equal to 100% (50% under the former 401(k) plan) of the employee’s contributions (excluding employee contributions above 6% of eligible compensation). The NEOs are eligible to participate and receive this company matching contribution where applicable.

The Company also maintains an unfunded, non-qualified 401(k) Restoration Plan (the “Restoration Plan”) for those employees whose matching or transition credits under the Dex One 401(k) are limited by Sections 415 or 401(a)(17) of the Internal Revenue Code. Matching and transition credits are credited to participant accounts no later than the last day of each calendar year. Separate bookkeeping accounts are maintained for each participant in the Restoration Plan. Amounts credited to a Restoration Plan participant’s account are deemed to be invested at the direction of the Restoration Plan participant in one or more hypothetical investments as may be authorized from time to time by the Restoration Plan administrator. These hypothetical investment alternatives are the same as the investment alternatives under the Company’s 401(k) plan. Messrs. Mockett and Hianik are the only NEOs who participate in the Restoration Plan.

In July 2010, the Committee approved the phased termination of the Restoration Plan. Per the terms of the approved phased termination of the Plan, the Company ceased making matching contributions under the Plan after December 31, 2010 and, effective January 1, 2014, after the final transition credits have been applied, the Company will freeze accruals under the Plan. The Plan will be terminated and all account balances will be paid out to Plan participants (subject to relevant 409A limitations) as soon as practicable following December 31, 2013.

Benefit Programs and Perquisites

Benefits are part of the overall competitive compensation program designed to attract and retain employees, including executives. The NEOs participate in the same benefit programs as the general employee population, with certain additional benefits made available to them described in footnote 5 to the Summary Compensation Table below. The perquisites and other personal benefits provided by the Company to the NEOs are consistent with the Company’s philosophy of attracting and retaining exemplary executive talent and, in some cases, such as the participation in the Duke Executive Health Program, the Company provides perquisites and other personal benefits because it is in the best interests of the Company and its stockholders. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

Business Protection Terms

The named executives are subject to significant contractual restrictions intended to prevent them from taking actions that could potentially harm the business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away employees, not to interfere with relationships with suppliers and customers, not to disparage Dex One, not to reveal confidential information, and to cooperate with the Company in litigation. Business protection provisions are included in the Company’s Code of Conduct, Mr. Mockett’s employment agreement, standard form non-competition agreements that are executed upon hire and standard form releases that are required to be executed before the Company makes severance payments to any employee, including executive officers.

Severance Policies

Severance compensation is provided to Mr. Mockett under the terms of his employment agreement and to other executives under the Company’s executive severance policy. This certainty afforded by severance compensation fosters a long term perspective and permits executives to focus upon executing the Company’s strategy and enhancing sustainable stockholder value without undue concern or distraction. The Company’s severance policies are designed to be fair and competitive to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or if the Company takes actions giving him or her good reason to terminate his or her employment with us. The Company believes that the protection it provides — including the level of severance payments and post-termination benefits — is appropriate in terms of fostering long term value enhancing performance, and within the range of competitive practice, thereby facilitating recruitment and retention of key talent. The level of severance is examined versus the practices of the Company’s peer group to ensure that the severance provided is in line with competitive practice.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or were to terminate for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation, and ameliorates any conflict between his or her own interests and those of the Company’s stockholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to the Company’s stockholders from a transaction or, if no transaction is consummated, to ensure that the Company’s business will continue without undue disruption afterwards. The Company believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. The Company generally seeks to preserve such corporate tax deductibility for compensation to the extent practicable, although the Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of the Company’s compensation program but which do not qualify for full tax deductibility. The Committee intended that performance-based compensation authorized and earned in 2011 under the annual incentive program and under the long-term incentive program qualify as performance-based compensation and therefore was or will be fully tax-deductible by the Company without limitation under Code Section 162(m). Approximately $176,000 of Mr. Mockett’s total compensation for 2011, primarily related to income attributable to relocation assistance and the time vesting of non-performance based stock awards during 2011, will not be deductible under Section 162(m).

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, has recommended to the Board (and the Board has accepted such recommendation) that the Compensation Discussion and Analysis be included in this proxy statement.

This Compensation and Benefits Committee Report shall not be deemed to be “filed” with the SEC or subject to Section 18 of the Securities Exchange Act of 1934.

Compensation and Benefits Committee

Mark A. McEachen, Chairman

Richard L. Kuersteiner

Alan F. Schultz

Executive Compensation

The following tables and accompanying narrative should be read in conjunction with “Compensation Discussion and Analysis” above.

Summary of Officer Compensation During 2011

The following table summarizes the 2011compensation of our NEOs as well as certain other executive officers required to be included in the table. The NEOs are Alfred T. Mockett, Chief Executive Officer and President, Gregory W. Freiberg, Executive Vice President and Chief Financial Officer, Richard J. Hanna, Executive Vice President of Sales and Marketing, Atish Banerjea, Senior Vice President and Chief Technology Officer, and Mark W. Hianik, Senior Vice President, General Counsel and Chief Administrative Officer. The other executive officers required to be included in the table are Steven M. Blondy, former Executive Vice President and Chief Financial Officer, Sylvester J. Johnson, our current Vice President and Controller who served as Interim Principal Financial Officer for a portion of the year, George F. Bednarz, our former Executive Vice President/Enterprise Sales and Operations, and Sean W. Greene, our former SVP/Interactive.

Summary Compensation Table — Fiscal 2011

Name and Principal Position (a)	Year (b)	Salary $ (c)	Bonus $ (d)(1)	Stock Awards $ (e)(2)	Option/ SAR Awards $ (f)(2)	Non-Equity Incentive Plan Compensation $ (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $ (h)(4)	All Other Compensation $ (i)(5)	Total $ (j)
CURRENT
Alfred T. Mockett	2011	975,000	0	0	0	639,210	55	131,325	1,745,590
President & CEO	2010	300,000	0	1,924,000	2,710,220	215,070	0	67,488	5,216,778
Gregory W. Freiberg(6)	2011	130,769	0	120,000	167,760	41,307	0	29,671	489,507
EVP & Chief Financial
Officer
Richard J. Hanna(6)	2011	375,000	0	372,000	522,413	119,085	0	87,713	1,476,211
EVP Sales and Marketing
Atish Banerjea(6)	2011	392,308	0	348,500	373,145	95,912	0	101,531	1,311,396
SVP & Chief Technology
Officer
Mark W. Hianik	2011	400,000	460,000	57,625	188,784	98,340	404	33,940	1,239,093
SVP, General Counsel & Chief Administrative Officer	2010	401,539	460,000	0	454,712	162,456	2,947	96,581	1,578,235
	2009	401,099	0	0	0	180,960	0	53,005	635,064

OTHER
Steven M. Blondy(7)	2011	320,053	1,375,000	201,688	660,743	108,585	(82,354)	2,653,411	5,237,126
Former EVP & Chief	2010	501,923	1,375,000	0	1,359,180	246,338	29,926	148,920	3,661,287
Financial Officer	2009	501,374	0	0	0	282,750	59,918	76,566	920,608
Sylvester J. Johnson(8)	2011	238,769	117,500	28,813	94,392	97,555	339	16,322	593,690
Current Vice President
& Controller; Interim
Principal Financial
Officer
George F. Bednarz(7)	2011	122,721	1,000,000	0	0	75,000	(741,314)	1,420,609	1,877,016
Former EVP Enterprise	2010	401,539	1,000,000	0	988,500	179,070	65,108	231,481	2,865,698
Sales & Operations	2009	401,099	0	0	0	226,200	115,712	104,505	847,516
Sean W. Greene(7)	2011	85,918	337,500	0	0	41,250	(6,892)	909,572	1,367,348
Former SVP Interactive	2010	276,058	337,500	0	407,763	108,389	9,547	105,280	1,244,537
	2009	249,382	0	0	0	111,795	21,895	229,922	612,994

(1)	Amounts reported in this column represent payouts related to the 2009 LTIP awards. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation” above for a further explanation of the 2009 LTIP.

(2)

The compensation amounts reported in the “Stock Awards” and “Option/SAR Awards” columns reflect the grant date value of awards calculated in accordance with FASB Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. The fair value of a stock award is equal to the closing price of our stock on the grant date. The fair value of a Stock Appreciation Right (SAR) is determined using the Black-Scholes pricing model and in the case of premium-priced stock options and price-vested stock options, the Monte Carlo method. Our Black-Scholes and Monte Carlo assumptions for financial statement purposes are described in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See “Compensation Discussion and

Analysis — Elements of Compensation — Long-Term Incentive Compensation” above for a further explanation of our long-term incentive awards.

(3)	Amounts reported in this column represent the cash annual incentive award paid for annual performance under our Annual Incentive Plan. The amounts shown for 2011 performance were paid in March 2012, the amounts shown for 2010 performance were paid in March 2011, and the amounts shown for 2009 performance were paid in March 2010. See “Grants of Plan-Based Awards During 2011” below and “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above for a further explanation of our annual incentive awards.

(4)	Amounts listed as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect the change during the year in the actual present value of each NEO’s pension benefit, if any, plus the actual earnings during 2011 under the Restoration Plan. Our Restoration Plan does not provide for above-market or preferential earnings on non-qualified deferred compensation and therefore no such amounts are included in the table above. This column shows a negative balance for Messrs. Blondy, Bednarz, and Greene as their pension and/or Restoration Plan accounts were paid out following termination.

(5)	The “All Other Compensation” column for 2011 includes the following (all amounts in dollars):

	Personal Financial Planning	DC Plan Contribution(a)	Tax Gross Up Benefit on Perquisites(b)	Other(c)	Total
Alfred T. Mockett	0	14,700	22,768	93,857	131,325
Gregory W. Freiberg	0	0	9,600	20,071	29,671
Richard J. Hanna	0	14,700	22,008	51,005	87,713
Atish Banerjea	20,956	14,700	23,422	42,453	101,531
Mark W. Hianik	14,924	14,700	250	4,066	33,940
Steven M. Blondy	9,805	14,700	172	2,628,734	2,653,411
Sylvester J. Johnson	0	14,700	0	1,622	16,322
George F. Bednarz	3,740	14,700	55	1,402,114	1,420,609
Sean W. Greene	3,542	14,700	3,560	887,770	909,572

(a)	“DC Plan Contributions” reflect the Company contributions under our 401(k) Plan, as reported by our plan record keepers prior to audit and any adjustments. The 401(k) plan is a tax-qualified defined contribution plan.

(b)	The Company provides a gross up for tax purposes on the value of perquisites.

(c)	“Other” compensation for Mr. Mockett includes $86,531 in Relocation assistance, and $7,326 in imputed income of life insurance premiums. “Other” compensation for Mr. Freiberg includes $19,984 in Relocation assistance, and $87 in imputed income of life insurance premiums. “Other” compensation for Mr. Hanna includes $45,697 in Relocation assistance, $3,790 for participation in the Company’s executive health program, and $1,518 in imputed income of life insurance premiums. “Other” compensation for Mr. Banerjea includes $41,896 in Relocation assistance, and $557 in imputed income of life insurance premiums. “Other” compensation for Mr. Hianik includes $1,000 in Company contributions towards his Health Savings Account, $2,100 for participation in the Company’s executive health program, and $966 in imputed income of life insurance premiums. “Other” compensation for Mr. Blondy includes $2,625,000 in severance pay, $577 in Company contributions towards his Health Savings Account, $1,915 for participation in the Company’s executive health program, and $1,242 in imputed income of life insurance premiums. “Other” compensation for Mr. Johnson includes $1,100 in Company contributions towards his Health Savings Account, and $522 in imputed income of life insurance premiums. “Other” compensation for Mr. Bednarz includes $1,400,000 in severance pay, $308 in Company contributions towards his Health Savings Account, and $1,806 in imputed income of life insurance premiums. “Other” compensation for Mr. Greene includes $880,000 in severance pay, $6,000 in Relocation assistance, $1,500 for participation in the Company’s executive health program, and $270 in imputed income of life insurance premiums.

(6)	Messrs. Freiberg, Hanna and Banerjea began employment on September 12, 2011, April 4, 2011 and January 10, 2011, respectively.

(7)	The termination dates for Messrs. Blondy, Bednarz and Greene were July 31, 2011, March 31, 2011 and March 31, 2011, respectively.

(8)	Mr. Johnson served as Interim Principal Financial Officer from August 1, 2011 to September 11, 2011.

Grants of Plan-Based Awards During 2011

The following table provides information regarding equity and non-equity plan-based awards granted to each individual included in the Summary Compensation Table for the year ended December 31, 2011.

Grants of Plan-Based Awards Table — Fiscal 2011

						All Other Stock Awards: Number of Shares of Restricted Stock (#)	All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#)

								Exercise or Base Price of Option/SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option/SAR Awards

			Estimated Future Payouts Under Non-Equity Incentive
			Plan Awards
		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Name (a)
		(b)	(c)(1)	(d)(1)	(e)(1)	(f)	(g)	(h)	(i)(2)
Alfred T. Mockett (3)	AIP		487,500	975,000	1,794,000
Gregory W. Freiberg	AIP NQSO NQSO NQSO RSA	09/12/11 09/12/11 09/12/11 09/12/11	42,004	84,008	141,133	100,000	100,000 100,000 100,000	1.20 1.20 1.20	55,480 55,710 56,570 120,000
Richard J. Hanna	AIP NQSO NQSO NQSO RSA	04/04/11 04/04/11 04/04/11 04/04/11	121,095	242,190	406,879	75,000	75,000 75,000 75,000	4.96 4.96 4.96	168,915 172,523 180,975 372,000
Atish Banerjea	AIP NQSO NQSO NQSO RSA	01/18/11 03/02/11 03/02/11 01/18/11	97,530	195,060	327,701	50,000	50,000 50,000 50,000	6.97 4.61 4.61	156,140 106,800 110,205 348,500
Mark W. Hianik	AIP NQSO NQSO NQSO RSA	03/02/11 03/02/11 03/02/11 03/02/11	100,000	200,000	336,000	12,500	12,500 37,500 37,500	4.61 4.61 4.61	26,030 80,100 82,654 57,625
Steven M. Blondy (4)	AIP NQSO NQSO NQSO RSA	03/02/11 03/02/11 03/02/11 03/02/11	110,417	220,834	371,001	43,750	43,750 131,250 131,250	4.61 4.61 4.61	91,105 280,350 289,288 201,688
Sylvester J. Johnson	AIP NQSO NQSO NQSO RSA	03/02/11 03/02/11 03/02/11 03/02/11	59,692	119,384	181,464	6,250	6,250 18,750 18,750	4.61 4.61 4.61	13,015 40,050 41,327 28,813
George F. Bednarz (5)
Sean W. Greene (5)

(1)

Amounts shown represent threshold, target and maximum payouts under the 2011 Dex One Annual Incentive Plan — See “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above for a detailed explanation of the performance measures, performance objectives and relative weightings used by the Compensation and Benefits Committee to determine actual 2011 payout amounts. The amounts in these columns are prorated for Messrs. Freiberg, Hanna, Banerjea, Blondy and Johnson. Messrs. Freiberg, Hanna and Banerjea are prorated as their employment with the Company commenced on September 12, 2011, April 4, 2011 and January 10, 2011, respectively. The amount for

Mr. Blondy is prorated based on his July 31, 2011 separation date. The amount for Mr. Johnson is prorated based on his merit increase on April 1, 2011.

(2)	Grant date fair value calculated in accordance with FASB ASC Topic 718.

(3)	As the equity granted to Mr. Mockett, pursuant to his employment agreement with the company dated September 6, 2010, was intended to cover the four year agreement period, Mr. Mockett did not receive an equity grant in fiscal 2011.

(4)	Mr. Blondy's employment with the Company ended on July 31, 2011 and 295,312 NQSOs and 29,166 SARs were forfeited as per his separation agreement.

(5)	As the employment of Messrs. Bednarz and Greene ended on March 31, 2011, no equity was granted to them in fiscal 2011.

Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

The following narrative regarding employment agreements and other compensation arrangements provides certain background information to provide the reader with a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above. It should be read in conjunction with the footnotes to those tables and “Compensation Discussion and Analysis” above. Capitalized terms used under the caption “Employment Agreement and Other Compensation Arrangements” below have the meanings as defined in the relevant employment and other compensation agreements, which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011.

Employment Agreement and Other Compensation Arrangements.    The compensation of the NEOs as provided by their respective employment agreement or other compensation arrangements was as follows:

Name	Base Salary	Guideline Annual Incentive Opportunity (% of Base Salary)	Guideline Stock Award Opportunity (% of Base Salary) (1)	Severance (2)	Change in Control Severance (2)
Alfred T. Mockett	$975,000	100%	n/a	1.5 times	3.0 times
Gregory W. Freiberg	$425,000	65%	n/a	1.5 times	2.0 times
Richard J. Hanna	$500,000	65%	n/a	1.5 times	2.0 times
Atish Banerjea	$400,000	50%	n/a	1.5 times	2.0 times
Mark W. Hianik	$400,000	50%	n/a	1.5 times	2.0 times

(1)	In early 2011, the Committee decided to move away from a target grant date fair value (expressed as a percent of base salary) for the 2011 equity grants given the then current stock price level and desired plan design changes.

(2)	Severance payments are equal to the specified multiple of base salary plus target annual incentive. See “Potential Payments upon Termination or Change in Control” below for a discussion of the circumstances under which severance payments may be triggered and more detailed information about the amounts payable for each NEO.

For 2011, the Committee awarded no increases in base salary or total direct remuneration target to any NEO, reduced annual incentive targets for executive and senior vice presidents, and made no changes to the foregoing severance benefits for any NEO.

The remaining principal terms of the employment agreement with Mr. Mockett or other arrangements with our NEOs are as follows:

Term	Mr. Mockett’s employment agreement has a fixed term that runs through December 31, 2014. Any non-renewal of the employment agreement by us would be considered a termination without Cause. The other NEOs are terminable at will.

Additional Compensation	Each NEO is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives (subject, in the case of Mr. Mockett, to the provisions of his employment agreement).

Benefits	Each of the NEOs are eligible to participate in all employee benefit programs (including perquisites, fringe benefits, vacation, pension and 401(k) plan participation and life, health, accident and disability insurance) to the same extent as other similarly situated executive officers.

Termination without Cause or for Good Reason not arising from or within two years after a Change in Control	Each of the NEOs receives a cash lump sum payment equal to one-and-one-half times base salary plus guideline annual incentive and the continuation of benefits for one and one-half years. Terminated NEOs are also eligible to receive a cash payment of a pro rata portion of the annual incentive payable for the year of termination.

Termination without Cause or for Good Reason arising from, and within two years after, a Change in Control	Mr. Mockett receives a cash lump sum payment equal to three times the sum of base salary plus guideline annual incentive and continuation of benefits for one-and-one half years. Each of the remaining NEOs receives a cash lump sum payment equal to two times the sum of base salary plus guideline annual incentive and continuation of benefits for one and one-half years. In addition, under the Dex One Corporation Equity Incentive Plan and the 2009 LTIP, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the NEO shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the benefits described above. Terminated NEOs are also eligible to receive a cash payment of a pro rata portion of the annual incentive payable for the year of termination.

Death/Disability/Retirement	Each NEO (or beneficiary) receives salary through date of termination and a pro rata portion of the annual incentive. Each NEO also receives continuation of medical and dental benefits to age 65 in the event of Disability. Outstanding equity awards are subject to accelerated vesting in the event of Death, Disability or Retirement or a Change in Control, and such equity awards may be exercised until the earlier to occur of one year after the date of such termination or the established expiration date of such award.

Excise Tax	The compensation of Mr. Mockett will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a change in control or a termination of his employment on or before December 31, 2012. However, if total payments associated with such change in control are less than 110% of an amount equal to $1.00 less than three times Mr. Mockett’s “base amount” under applicable tax rules, the total payments will be reduced to the level at which no excise tax would apply, and therefore no gross up will be paid. There shall be no gross up for any excise tax relating to any payments made to Mr. Mockett on account of a change in control or a termination of his employment on or after January 1, 2013.

Restrictive Covenants	Non-compete — during the term of employment and 12 months following termination, the NEO shall not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates.

Non-solicitation — during the term of employment and 12 months following termination, the NEO shall not solicit or otherwise interfere with the Company’s relationship with its employees, customers and suppliers.

Confidentiality — during the term of employment and at all times thereafter the NEO shall not disclose to any third party the Company’s confidential and/or proprietary information.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information regarding all outstanding SARs, stock options and other equity awards held by each individual included in the Summary Compensation Table at year-end 2011. Pursuant to our Plan of Reorganization, all outstanding equity securities of R.H. Donnelley Corporation, including all stock options, SARs and restricted stock units, were cancelled on January 29, 2010 when the Plan of Reorganization became effective.

Outstanding Equity Awards At Fiscal Year-End

		Options Awards				Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)(2)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(3)	Value of Shares or Units of Stock That Have Not Vested ($) (h)(4)
Alfred T. Mockett(5)	09/06/10 09/06/10 09/06/10 09/06/10 10/12/10	50,000 200,000 200,000 200,000	150,000 0 0 0	9.75 15.00 23.00 32.00	09/06/20 09/06/20 09/06/20 09/06/20	133,333	221,333
Gregory W. Freiberg	09/12/11 09/12/11 09/12/11 09/12/11	0 0 0	100,000 100,000 100,000	1.20 1.20 1.20	09/12/21 09/12/21 09/12/21 09/12/21	100,000	166,000
Richard J. Hanna	04/04/11 04/04/11 04/04/11 04/04/11	0 0 0	75,000 75,000 75,000	4.96 4.96 4.96	04/04/21 04/04/21 04/04/21 04/04/21	75,000	124,500
Atish Banerjea	01/18/11 03/02/11 03/02/11 01/18/11	0 0 0	50,000 50,000 50,000	6.97 4.61 4.61	01/18/21 03/02/21 03/02/21 01/18/21	50,000	83,000
Mark W. Hianik	03/01/10 03/02/11 03/02/11 03/02/11 03/02/11	13,366 0 0 0	26,731 12,500 37,500 37,500	28.68 4.61 4.61 4.61	03/01/20 03/02/21 03/02/21 03/02/21 03/02/21	12,500	20,750
Steven M. Blondy(6)	03/01/10 03/02/11	39,952 10,938	16,747 0	28.68 4.61	03/01/20 03/02/21
Sylvester J. Johnson	03/01/10 03/02/11 03/02/11 03/02/11 03/02/11	3,415 0 0 0	6,828 6,250 18,750 18,750	28.68 4.61 4.61 4.61	03/01/20 03/02/21 03/02/21 03/02/21 03/02/21	6,250	10,375
George F. Bednarz(7)	03/01/10	29,056	2,421	28.68	03/01/20
Sean W. Greene(8)	03/01/10	11,986	999	28.68	03/01/20

(1)	All SAR grants awarded on March 1, 2010 vest in equal, annual installments over three years, beginning on the first anniversary of the grant date. All premium-priced stock options awarded on September 6, 2010 are fully vested.

(2)	All unexercised time-vested stock options vest in equal, annual installments over four years beginning on the first anniversary of the grant date. All price-vested stock options awarded in 2011 vest when the stock price reaches a specified threshold.

(3)	Mr. Mockett’s restricted stock award vests in equal annual installments over three years beginning on September 13, 2011. All remaining restricted stock awards vest in equal annual installments over three years beginning on the first anniversary of the grant date.

(4)	Value of stock award calculated using market closing price of $1.66 as of December 30, 2011, which was the last trading day in the fiscal year 2011.

(5)	Mr. Mockett’s unexercised stock options vest in equal, annual installments over four years beginning on the first anniversary of the grant date. He was granted 600,000 fully vested, premium-priced stock options that are currently underwater.

(6)	All previously granted equity awards were forfeited when Mr. Blondy’s employment ended, except for 14,584 Restricted Stock Awards that were released on July 31, 2011; 10,938 stock options that vested on July 31, 2011; 39,952 SARs that vested on March 1, 2011; and 16,747 SARs that vested on March 1, 2012. All stock options and SARs will expire on July 31, 2012, in accordance with his separation agreement.

(7)	All previously granted equity awards were forfeited when Mr. Bednarz' employment ended, except for 29,056 SARs that vested on March 1, 2011 and 2,421 SARs that vested on March 1, 2012. All SARs will expire on March 31, 2012, in accordance with the award agreement.

(8)	All previously granted equity awards were forfeited when Mr. Greene's employment ended, except for 11,986 SARs that vested on March 1, 2011 and 999 SARs that vested on March 1, 2012. All SARs will expire on March 31, 2012, in accordance with the award agreement.

Option Exercises and Stock Vested

The following table provides information regarding shares subject to outstanding restricted stock award agreements that vested in 2011 for each individual named in the Summary Compensation Table. There were no option or SAR exercises in 2011 by any of the individuals named in the Summary Compensation Table.

Option Exercises and Stock Vested — Fiscal 2011

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alfred T. Mockett	66,667	$84,667
Gregory W. Freiberg	n/a	n/a
Richard J. Hanna	n/a	n/a
Atish Banerjea	n/a	n/a
Mark W. Hianik	n/a	n/a
Steven M. Blondy	14,584	$29,460
Sylvester J. Johnson	n/a	n/a
George F. Bednarz	n/a	n/a
Sean W. Greene	n/a	n/a

Pension Benefits

Pension Benefits — Fiscal 2011

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)	Present Value of Accumulated Benefit (d)(1)	Payments During Last Fiscal Year (e)
Alfred T. Mockett	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
Gregory W. Freiberg	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
Richard J. Hanna	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
Atish Banerjea	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
Mark W. Hianik	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
Steven M. Blondy	Retirement Account	5.83	$0	$81,316
	PBEP	5.83	$180,320	n/a
Sylvester J. Johnson	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
George F. Bednarz	Retirement Account	32.00	$0	$502,867
	PBEP	32.00	$0	$263,948
Sean W. Greene	Retirement Account	11.00	$53,345	n/a
	PBEP	11.00	$6,851	n/a

(1)	On October 21, 2008, the Compensation and Benefits Committee of the Board of Directors authorized the freeze of the R.H. Donnelley Retirement Account and the Company’s Pension Benefit Equalization Plan effective as of December 31, 2008. In connection with the freeze, all benefit accruals under these plans ceased as of December 31, 2008, however, all plan balances will remain intact and interest credits on participant account balances, as well as service credits for vesting and retirement eligibility, will continue in accordance with the terms of the plans.

Present Value of Accumulated Pension Benefits.    For each of the pension plans referenced in the above table, the present values of accumulated benefits are provided as of December 31, 2011, and are based on a discount rate of 5.30% and a retirement age of 65. Assumptions regarding pre-retirement mortality have been disregarded. The actuarial assumptions used in calculating present values are the same as those used in the actuarial valuation of the Company’s pension obligations at December 31, 2011, as set forth in Note 9 to our audited consolidated financial statements included in our 2011 Annual Report on Form 10-K.

Dex One Retirement Account.    The Dex One Retirement Account is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits were based on the participant’s notional account balance.

As of December 31, 2011, the Dex One Retirement Account covered all employees of R.H. Donnelley, Inc. who were participants in the R. H. Donnelley Retirement Account as of December 31, 2008 and who had attained age 21 and completed at least one year of service as of such date. Employees of Dex Media and Business.com were not eligible to participate. Participants become fully vested in their accrued retirement benefit upon completion of five years of service or upon attaining age 65 while actively employed. At any time following termination of employment, a vested participant may elect to receive a lump sum payment equal to his or her notional account balance, or monthly payments under an immediate or deferred annuity that is actuarially equivalent to the notional account balance.

Dex One PBEP.    The Pension Benefit Equalization Plan of Dex One Corporation, which we refer to as the Dex One PBEP, is an unfunded, non-qualified plan that covers participants in the Dex One Retirement Account whose benefits under the Dex One Retirement Account were limited by the qualified plan rules. Dex One PBEP benefits were based on the participant’s notional account balance. The participant’s notional account balance under the Dex One PBEP is equal to the excess of (1) the participant’s “uncapped” notional account balance determined in accordance with the Dex One Retirement Account disregarding the Internal Revenue Code Section 415 limit on benefits and Section 401(a)(17) limit on compensation, over (2) the participant’s notional account balance under the Dex One Retirement Account. We will pay the benefits from our general assets in the form of a lump sum that is equivalent to the Dex One PBEP notional account balance.

As noted above under “Compensation Discussion and Analysis — Retirement Programs — Defined Benefit Plans”, the Dex One Retirement Account and the Dex One PBEP were frozen as part of the new retirement plan design effective as of January 1, 2009.

Nonqualified Deferred Compensation

401(k) Restoration Plan.    The Company maintains an unfunded, non-qualified 401(k) Restoration Plan (the “Restoration Plan”) for those employees (including the NEOs) whose matching or transition credits under the Company’s 401(k) plan are limited by Sections 415 or 401(a)(17) of the Internal Revenue Code. Matching and transition credits are credited to participant accounts no later than the last day of each calendar year. Separate bookkeeping accounts are maintained for each participant in the Restoration Plan. Amounts credited to a Restoration Plan participant’s account shall be deemed to be invested at the direction of the Restoration Plan participant in one or more hypothetical investments as may be authorized from time to time by the Restoration Plan administrator. Presently, these hypothetical investment alternatives are the same as the investment alternatives under the Company’s 401(k) plan.

On July 27, 2010, the Committee approved the phased termination of the Restoration Plan. Per the terms of the approved phased termination of the Plan, the Company ceased making matching contributions under the Plan after December 31, 2010 and, effective January 1, 2014, after the final transition credits have been applied, the Company will freeze accruals under the Plan. The Plan will be terminated and all account balances will be paid out to Plan participants (subject to relevant 409A limitations) as soon as practicable following December 31, 2013.

Nonqualified Deferred Compensation — Fiscal 2011

Name (a)	Executive Contributions in Last FY (b)	Registrant Contributions in Last FY (c)	Aggregate Earnings in Last FY (d)	Aggregate Withdrawals/ Distributions (e)(1)	Aggregate Balance at Last FYE (f)
Alfred T. Mockett	$0	$0	$55	$0	$1,105
Gregory W. Freiberg	$0	$0	$0	$0	$0
Richard J. Hanna	$0	$0	$0	$0	$0
Atish Banerjea	$0	$0	$0	$0	$0
Mark W. Hianik	$0	$0	$404	$0	$64,129
Steven M. Blondy	$0	$0	$(4,241)	$0	$137,220
Sylvester J. Johnson	$0	$0	$339	$0	$6,789
George F. Bednarz	$0	$0	$(20,040)	$(188,740)	$0
Sean W. Greene	$0	$0	$452	$(29,209)	$0

(1)	Amounts in this column represent the Restoration Plan account balance that was distributed in 2011 in connection with Messrs. Bednarz’s and Greene’s termination of employment.

Potential Payments upon Termination or Change in Control

Severance protection is provided to our NEOs with employment agreements under those agreements and to other executives under our executive severance policy. We believe this protection fosters a long term perspective and permits executives to focus upon executing our strategy without undue concern or distraction. This protection is also designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate in terms of fostering long-term performance, and within the range of competitive practice, thereby facilitating recruiting and retention of key talent.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or voluntarily resign for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation, and ameliorates any conflict between his or her own interests and those of our stockholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to our stockholders from a transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption afterwards. We believe that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to these benefits to the Company and its stockholders. It should be noted that, as part of the Plan of Reorganization, the employment agreements and the executive severance policy were amended to provide that the implementation of the restructuring of the Company and its subsidiaries pursuant to the Plan shall not alone constitute good reason for purposes of triggering the payment of severance payments and benefits under those agreements and policy.

The following table shows the potential value (and, in the case of Messrs. Bednarz, Blondy and Greene, each of whose employment with the Company terminated in 2011, the actual value) of payments and benefits to each individual named in the Summary Compensation Table pursuant to their respective employment agreements and other applicable arrangements and plans under various employment termination and change in control scenarios assuming such events occurred as of December 31, 2011. See “Grants of Plan-Based Awards During 2011 — Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements” above for other important terms and conditions of employment for our NEOs. Capitalized terms used without definition in this section have the meanings as defined in the relevant employment and other compensation agreements, which are filed, or incorporated by reference, as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011.

Incremental Value of Payments and Benefits Upon Change in Control (“CIC”) and Various Types of Terminations

	Mr. Mockett	Mr. Freiberg	Mr. Hanna	Mr. Banerjea	Mr. Hianik	Mr. Blondy (1)	Mr. Johnson	Mr. Bednarz(2)	Mr. Greene(3)
Termination Scenario (12/31/11)
Voluntary Resignation or for cause
Total	$0	$0	$0	$0	$0		$0

Without cause or for good reason
(Not within two years of CIC)
Incentive pay — pro rata	$639,210	$41,307	$119,085	$95,912	$98,340		$97,555
Severance pay	2,925,000	1,051,875	1,237,500	900,000	900,000		120,000
Unvested SARs/Options —pro rata(4)	0	11,500	0	0	0		0
Unvested RS — pro rata(4)	110,667	55,334	41,500	27,667	6,917		3,459
2009 LTIP(5)	0	0	0	0	460,000		117,500
Health benefits/Life Insurance continuation	14,123	11,564	13,209	11,516	11,516		3,736

Total	$3,689,000	$1,171,580	$1,411,294	$1,035,095	$1,476,773		$342,250

Within Two Years of CIC
(Without cause or for good reason)
Incentive pay — pro rata	$639,210	$41,307	$119,085	$95,912	$98,340	$108,585	$97,555	$75,000	$41,250
Severance pay	5,850,000	1,402,500	1,650,000	1,200,000	1,200,000	2,625,000	120,000	1,400,000	880,000
Unvested SARs/Options(4)	0	46,000	0	0	0	0	0	0	0
Unvested RS(4)	221,333	166,000	124,500	83,000	20,750	29,460	10,375	—	—
2009 LTIP(5)	0	0	0	0	460,000	1,375,000	117,500	1,000,000	337,500
Health benefits/Life Insurance continuation	28,247	15,419	17,611	15,354	15,354	79,786	3,736	17,546	16,441
Perquisites(6)	0	0	0	0	0	72,952	0	0	0
Outplacement	0	0	0	0	0	43,440	2,800	0	0
280G/4999 Tax Gross Up	0	0	0	0	0	0	0	0	0

Total	$6,738,790	$1,671,226	$1,911,196	$1,394,266	$1,794,444	$4,334,223	$351,966	$2,492,546	$1,275,191

CIC — Assuming no termination
Unvested SARs/Options(4)	$0	$0	$0	$0	$0		$0
Unvested RS(4)	0	0	0	0	0		0

Total	$0	$0	$0	$0	$0		$0

Death or Disability
Incentive pay — pro rata	$639,210	$41,307	$119,085	$95,912	$98,340		$97,555
Unvested SARs/Options — pro rata(4)	0	11,500	0	0	0		0
Unvested RS — pro rata(4)	110,667	55,334	41,500	27,667	6,917		3,459
2009 LTIP(5)	0	0	0	0	460,000		117,500
Disability — Present Value of Health
Benefits through age 65	18,764	116,804	74,175	112,359	85,658		83,381

Total	$768,641	$224,945	$234,760	$235,938	$650,915		$301,895

Retirement
Unvested SARs/Options — pro rata(4)	0	11,500	0	0	0		0
Unvested RS — pro rata(4)	110,667	55,334	41,500	27,667	6,917		3,459
2009 LTIP(5)	0	0	0	0	460,000		117,500

Total	$110,667	$66,834	$41,500	$27,667	$466,917		$120,959

(1)	Mr. Blondy’s last date of employment was July 31, 2011. The data above reflects actual payments made according to Mr. Blondy’s separation agreement.
(2)	Mr. Bednarz’ last date of employment was March 31, 2011. The data above reflects actual payments made according to the SVP Severance Plan.
(3)	Mr. Greene’s last date of employment was March 31, 2011. The data above reflects actual payments made according to the SVP Severance Plan.

(4)	This amount represents the aggregate in-the-money value of the SARs and restricted stock which would become vested as a direct result of the termination event or Change in Control, as the case may be, before the applicable stated vesting date, plus the aggregate value of any performance-based award that would be deemed earned and vested solely as a direct result of the termination event or Change in Control, as the case may be, before the stated earning or vesting date. The stated earning or vesting date is the date at which an award would have been earned or vested absent such termination event or Change in Control, as the case may be. This calculation of value does not attribute any additional value to options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or Change in Control. Represents the “in-the-money” value of stock options/SARs.
(5)	Reflects 2009 LTIP payments made in March 2012 based on company performance for the fiscal years 2009-2011.
(6)	Perquisites include financial planning services and executive health screenings.

Compensation and Benefits Committee Interlocks and Insider Participation

Richard L. Kuersteiner, Mark A. McEachen and Alan F. Schultz served as members of the Compensation and Benefits Committee during 2011. No such member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.

Director Compensation

The Compensation and Benefits Committee periodically reviews the level and balance of our non-employee director compensation with the input and assistance of its independent compensation consultant. As part of the restructuring, the Committee and the new Board of Directors reviewed the director compensation program and implemented the following revised non-employee director compensation program which took effect in February 2010:

•	Annual retainer of $125,000, payable $50,000 in cash and $75,000 in Company common stock.

•

Additional cash retainer of $75,000 to the non-executive Chairman, $25,000 to the Chair of the Audit and Finance Committee and $15,000 to each of the Chairs of the Compensation and Benefits and Corporate Governance Committees.

•	Cash meeting fees of $2,000 for each Board and Board Committee meeting attended.

•	Reimbursement for reasonable costs and expenses associated with attendance at Board and Board Committee meetings and other Company business.

Director Compensation During 2011

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2011.

Director Compensation — Fiscal 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jonathan B. Bulkeley	169,542	100,000	269,542
Eugene I. Davis	170,417	100,000	270,417
Richard L. Kuersteiner(2)	0	0	0
W. Kirk Liddell	132,042	100,000	232,042
Mark A. McEachen	165,667	100,000	265,667
Alan F. Schultz	144,667	100,000	244,667

(1)	The compensation amounts reported in the “Stock Awards” column reflect the grant date value of stock awards calculated in accordance with FASB Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Director stock awards during 2011 consisted of prorated annual retainer stock awards of 5,423 shares each granted in March and annual retainer stock awards of 20,000 each granted in May.

(2)	Beginning in June 2010, pursuant to an arrangement with his employer, Mr. Kuersteiner stopped receiving compensation for serving as a director. We continue to reimburse Mr. Kuersteiner for travel and other expenses incurred in connection with board service.

The following table shows the aggregate number of stock awards outstanding and held by each non-employee director serving as such at December 31, 2011.

Number of Shares Held at December 31, 2011

Name	Stock Awards (unvested) (#)	Stock Awards(1) (vested) (#)
Jonathan B. Bulkeley	0	32,413
Eugene I. Davis	0	28,038
Richard L. Kuersteiner	0	2,615
W. Kirk Liddell	0	35,038
Mark A. McEachen	0	32,413
Alan F. Schultz	0	28,038

(1)	Directors were granted fully vested stock awards during 2010 and 2011.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

(ITEM NO. 2)

Recently enacted rules enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement.

Executive Summary

Objectives of the Compensation Program for Named Executive Officers. The Company faces several critical strategic challenges. As an historic print-based advertising and media company, the Company, to be successful, must retain its legacy strength in print-based advertising while simultaneously introducing digital solutions that are relevant and valuable to its customers. The executive compensation objectives are designed to directly support this challenging strategic transformation. Specifically they:

•	enable the Company to attract key leadership talent with technology and digital skills required to support the transformation;

•	reward executives based on the achievement of critical financial metrics consistent with the desired business transformation; and

•	recognize that the decline in shareholder value since the Company’s emergence from bankruptcy requires significant share price appreciation before executives realize the value of equity grants.

In addition to these very specific objectives, we also strive to maintain an executive compensation program that:

•	ensures internal equity, both as compared to other executives based upon position and contributions, and to the broader employee population;

•	keeps the executive compensation practices transparent, in line with best practices in corporate governance; and

•	administers executive compensation on a cost-effective and tax-efficient basis.

2011 Compensation Design.     In February 2011, prior to the 2011 Annual Meeting of Stockholders, the Committee approved a number of changes to the overall compensation design to better align the compensation structure with the Company’s strategy and to ensure continued and appropriate alignment with the interests of stockholders. Key changes for executive officers included:

•

reducing annual incentive targets from 75% of base salary to 65% for executive vice presidents and from 60% of base salary to 50% for senior vice presidents (except for Mr. Mockett and one former named executive officer whose target annual incentives are or were contractually established in their employment agreements);

•	adding Digital Ad Sales as a corporate performance metric to the historical corporate performance metrics of Ad Sales, EBITDA and Free Cash Flow in the short-term incentive plan design;

•	replacing the Line of Sight performance metrics with Individual and/or Functional performance metrics in the executive short-term incentive plan design; and

•	shifting long-term incentive compensation from a cash-based design to an equity design and adding stock price vesting requirements for the majority of the 2011 equity grants.

2011 Stockholder Advisory Votes and Compensation Design Enhancements.     At the 2011 Annual Meeting of Stockholders, the Company held its first stockholder advisory votes on the compensation of the named executive officers (the “Say-on-Pay Proposal”) and the frequency of such votes as required under the Dodd-Frank Act. The stockholders overwhelmingly endorsed the Board’s proposal to hold annual Say-on-Pay votes, with over 90% of the Company’s stockholders supporting annual votes. Of total shares voting on the 2011 Say-on-Pay Proposal, 48% supported the proposal and 52% voted against the proposal.

Following the 2011 Annual Meeting of Stockholders, the Committee and the Corporate Governance Committee held numerous meetings and carefully considered the results of the 2011 Say-on-Pay Proposal. The Company also engaged in a concerted outreach effort to seek direct feedback from the Company’s top stockholders to better understand their concerns with respect to the Company’s executive compensation program, particularly from stockholders who advised us that they did not support the 2011 Say-on-Pay Proposal. In the course of this effort, we spoke with the Company’s top holders controlling the vote of approximately 70% of the Company’s common stock.

During the latter part of 2011 and into 2012, the Committee took action to further improve the Company’s executive compensation program and the quality of the Company’s compensation disclosures. Specific actions included:

•

implementing stock ownership guidelines applicable to both the Company’s executive officers and directors, copies of which may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm;

•

implementing a compensation recovery (or “claw-back”) policy applicable to the Company’s executive officers requiring the repayment of incentive compensation based on the achievement of financial results that are later the subject of a material restatement of the Company’s financial statements, a copy of which may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm;

•

implementing stricter computation parameters in the short-term incentive plan design (e.g., imposing higher threshold payout metrics for Print Ad Sales, EBITDA and Free Cash Flow and imposing an ad sales floor for above target payouts on the EBITDA and Free Cash Flow metrics);

•

shifting the category weightings of the short-term incentive plan applicable to the NEOs and other executive officers such that a more meaningful percentage of payouts under this plan are tied to corporate as opposed to individual and functional performance;

•

revising the Company’s peer group to include companies from the Advertising and Publishing sectors of Standard & Poor’s Global Industry Classification System (GICS) within the broader GICS Media classification with annual revenues more closely approximating those of the Company (this revision was studied during the fourth quarter of 2011 and was formally adopted in early 2012 and will impact 2012 compensation decision making);

•	maintaining the base salaries and annual incentive targets for all executive officers at 2011 levels;

•

further refining long-term incentive compensation for all executive officers (other than Messrs. Mockett and Freiberg who, as noted below, will not be receiving additional equity awards in 2012) by replacing time-vested restricted stock awards with performance shares tied to annual ad sales targets; and

•	revising this Compensation Discussion and Analysis to explain in greater detail the rationale for and operation of the Company’s compensation and benefits programs.

With respect to two additional areas – CEO Annual Compensation and a 280G gross-up provision included in the CEO’s employment agreement – that were the subject of some criticism by proxy advisory firms in connection with the 2011 say on pay vote, we believe that the business rationale for our decisions was appropriate, although with hindsight, our 2011 CD&A may not have adequately explained our rationale. We hope the following explanations of these two areas of concern help all investors understand our rationale.

CEO Annual Compensation. We hired Alfred T. Mockett as CEO on September 13, 2010. As part of a compensation package that was targeted at the median of our peer group, we granted Mr. Mockett 1,000,000 shares of equity (600,000 premium-priced stock options, 200,000 shares of restricted stock and 200,000 time-vested stock options). Importantly, this equity grant covered a four year period. The value of this grant as reported in the Summary Compensation Table was $4.6 million with a per year value of $1.15 million. Some stockholders (and proxy advisory firms) treated 100% of this equity grant as annual compensation – versus spreading the value over the four year period as we intended when structuring this grant – thus significantly overstating Mr. Mockett’s 2010 compensation. For example, one advisory firm that treated Mr. Mockett’s equity grant as annual compensation reported Mr. Mockett’s compensation as equaling 273% of the peer group median – an alarming number. However, if the equity award was annualized (with one-fourth attributed to 2010), Mr. Mockett’s compensation would have fallen between 100-105% of the peer group, which was consistent with our own review and decision making. Since his time of hire, Mr. Mockett has not received any salary increase, any change to his target annual incentive opportunity or any additional equity grants (including any equity grants as part of the recent 2012 equity grants to other executive officers).

CEO 280G Gross-Up. As part of recruiting Mr. Mockett, we included a time limited 280G gross-up provision in his employment agreement that expires on December 31, 2012, a full two years prior to the December 31, 2014 expiration of his employment agreement. We appreciate and agree that 280G gross-ups, generally, are not “best practice.” In fact, none of the other Dex One executive officers has a 280G gross-up. However, the 280G gross-up was a valuable recruiting tool and helped us eliminate uncertainty in recruiting Mr. Mockett into Dex One, given that the Company had emerged from bankruptcy less than eight months prior to his joining the Company. We provided the 280G gross-up provision to Mr. Mockett for two primary reasons. First, if we had not provided the provision, we would have had to materially increase another part of his contract – and we were unwilling to do so. Second, the technical calculations involved in 280G payments penalize a late in the year hire. If we had not provided a 280G gross-up, we would have had to delay the start date of Mr. Mockett until early 2011, which would not have been in the best interests of stockholders. Mr. Mockett has not requested an extension of, nor does the Committee plan to extend, the term of the 280G gross-up provision included in Mr. Mockett’s employment agreement when it expires at the end of this year.

Other Compensation Matters. In addition to the compensation design elements and changes discussed above, Dex One’s executive compensation programs support the Company’s commitment to sound corporate governance.

•

The Committee conducts a formal review of the risks associated with Dex One’s executive compensation practices, policies and programs on an annual basis and assesses risks as part of its regular decision making process.

•

The Company is phasing out the R.H. Donnelley Corporation Restoration Plan, a non-qualified supplemental 401(k) plan that provides for a Company match and transition credits on eligible compensation in excess of applicable Internal Revenue Service limits.

•

The Company no longer provides defined benefit retirement programs to its executives. Dex One does provide a 401(k) plan, and the executive officers participate on the same basis as all other participants.

•

Other than the limited 280G change-in-control gross-up provision included in Mr. Mockett’s employment agreement that expires on December 31, 2012, the Company does not have any other 280G change-in-control gross-up arrangements with any of its other executive officers nor does it intend to enter into any such arrangements in the future.

•	In 2011, the Committee renewed its relationship with Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide independent executive compensation advisory services.

For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on Dex One, the Board or the Compensation and Benefits Committee. The Board and the Compensation and Benefits Committee values the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders’ concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR”

THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION

STOCK OWNERSHIP INFORMATION

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 1, 2012 by (i) each of the NEOs, (ii) each of the Company’s current directors, (iii) all current directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s current directors and NEOs listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of the Company’s Common Stock
Beneficial Owner	Amount Beneficially Owned(1)		Percentage of Class
Atish Banerjea	53,892	(2)	*
Jonathan B. Bulkeley	32,413		*
Eugene I. Davis	28,038		*
Gregory W. Freiberg	100,000	(3)	*
Richard J. Hanna	125,000	(4)	*
Mark W. Hianik	12,500	(5)	*
Richard L. Kuersteiner	2,615		*
W. Kirk Liddell	47,538		*
Mark A. McEachen	32,413		*
Alfred T. Mockett	400,000	(6)	*
Alan F. Schultz	28,038		*
All Current Directors and Executive Officers as a Group (15 persons)	931,197		*
Franklin Resources, Inc.	13,770,362	(7)	27.40%
One Franklin Parkway
San Mateo, CA 94403-1906
Restructuring Capital Associates, L.P.	4,873,043	(8)	9.70%
2 Stamford Plaza, Suite 1501
281 Tresser Boulevard Stamford, CT 06901
Paulson & Co. Inc.	3,676,394	(9)	7.35%
1251 Avenue of the Americas
New York, NY 10020 Robert E. Mead	3,250,000	(10)	6.47%
3653 Maplewood Avenue
Dallas, TX 75205

*Represents	ownership of less than 2%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 15, 2012, the Company had 50,817,058 shares of common stock outstanding and entitled to vote.

(2)	Includes 33,333 shares of restricted stock one half of which vests on January 18, 2013 and the balance of which vests on January 18, 2014. Pursuant to the terms of the award, Mr. Banerjea may exercise full voting rights with respect to the shares covered by the award. Does not include 12,500 shares issuable on the exercise of vested stock options since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the exercise price of the vested stock options ($6.97). Does not include 100,000 shares issuable upon the exercise of price-vested stock options since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the hurdle prices of the price-vested stock options ($10.00 and $15.00 per share).

(3)	Consists solely of a restricted stock award that vests in three annual installments beginning on September 12, 2012. Pursuant to the terms of the award, Mr. Freiberg may exercise full voting rights with respect to the shares covered by the award. Does not include 200,000 shares issuable upon the exercise of price-vested stock options since the closing price of our common stock on March 1, 2012 ($1.80) was less than the hurdle prices of the price-vested stock options ($3.00 and $4.00 per share).

(4)	Includes 75,000 shares of restricted stock that vests in three annual installments beginning on April 4, 2012. Pursuant to the terms of the award, Mr. Hanna may exercise full voting rights with respect to the shares covered by the award. Does not include 18,750 shares issuable on the exercise of stock options that vest on April 4, 2012 since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the exercise price of the stock options ($4.96). Does not include 150,000 shares issuable upon the exercise of price-vested stock options since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the hurdle prices of the price-vested stock options ($10.00 and $15.00 per share). Mr. Hanna shares voting and investment power over 50,000 shares of common stock that he owns jointly with his spouse.

(5)	Consists solely of a restricted stock award that vests in three annual installments beginning on March 2, 2012. Pursuant to the terms of the award, Mr. Hianik may exercise full voting rights with respect to the shares covered by the award. Does not include any shares of common stock issuable upon the exercise of stock appreciation rights that have vested and will vest within 60 days of March 1, 2012 since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the base price ($28.68) of the stock appreciation rights. Does not include 75,000 shares issuable upon the exercise of price-vested stock options since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the hurdle prices of the price-vested stock options ($10.00 and $15.00 per share).

(6)	Includes 133,333 shares of restricted stock one half of which vests on September 13, 2012 and the balance of which vests on September 13, 2013. Pursuant to the terms of the award, Mr. Mockett may exercise full voting rights with respect to the shares covered by the award. Does not include 50,000 shares issuable on the exercise of vested stock options since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the exercise price of the stock options ($9.75). Does not include any shares issuable upon the exercise of 600,000 fully vested, premium-priced stock options, since the closing price of our common stock on March 1, 2012 ($1.80) was significantly less than the exercise prices of the vested stock options (which range from $15 to $32 per share).

(7)	Franklin Resources, Inc. (“FRI”) filed a Schedule 13D/A with the SEC on March 14, 2012 reporting that one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of FRI beneficially owned 13,770,362 shares of our common stock as of March 14, 2012. The number of shares of the Company’s common stock as to which each reporting person on this Schedule 13D/A and other Investment Management Subsidiaries has sole power to vote or to direct the vote of our common stock is as follows: Franklin Resources, Inc: 0; Charles B. Johnson: 0; Rupert H. Johnson, Jr.: 0; and Franklin Advisers, Inc.: 13,644,798. The number of shares of the Company’s common stock as to which each reporting person on this Schedule 13D/A and other Investment Management Subsidiaries has sole power to dispose or to direct the disposition of our common stock is as follows: Franklin Resources, Inc: 0; Charles B. Johnson: 0; Rupert H. Johnson, Jr.: 0; and Franklin Advisers, Inc.: 13,770,362.

(8)	Restructuring Capital Associates, L.P. filed a Schedule 13G with the SEC on February 14, 2012 reporting that it and James D. Bennett beneficially owned 4,873,043 shares of our common stock as of December 31, 2011, with shared voting and dispositive power over all of those shares.

(9)	Paulson & Co. Inc. filed a Schedule 13G with the SEC on February 14, 2011 reporting that it beneficially owned 3,676,394 shares of our common stock as of December 31, 2010, with sole voting and dispositive power over all of those shares.

(10)	Robert E. Mead filed a Schedule 13G/A with the SEC on February 3, 2012 reporting that he beneficially owned 3,250,000 shares of our common stock as of December 31, 2011, with sole voting and dispositive power over all of those shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2011.

AUDIT COMMITTEE

Audit and Finance Committee Report

The Audit and Finance Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit and Finance Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. KPMG LLP (“KPMG”), acting as independent accountant, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit and Finance Committee hereby reports as follows:

1) The Audit and Finance Committee has reviewed and discussed the audited financial statements for fiscal 2011 with management.

2) The Audit and Finance Committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards Section 380, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3) The Audit and Finance Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit and Finance Committee concerning independence and has discussed with KPMG its independence from the Company and management.

4) Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Finance Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

This Audit and Finance Committee Report shall not be deemed to be “filed” with the SEC or subject to Section 18 of the Securities Exchange Act of 1934.

Audit and Finance Committee

W. Kirk Liddell, Chairman

Jonathan B. Bulkeley

Eugene I. Davis

Principal Accountant Fees and Services

Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by any independent registered public accounting firm during that calendar year, before any such work commences. The Chairman of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chairman may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chairman will report his approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting, which may be called in the absolute discretion of the Chairman, and such amounts are subject to Committee ratification. The Chairman may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chairman and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

Aggregate fees for professional services rendered to the Company by KPMG for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Audit Fees	$1,301,428	$2,296,590
Audit-Related Fees	—	—
Tax Fees	535,528	917,137
All Other Fees	128,121	747,479

Total	$1,965,077	$3,961,206

Audit Fees.     Audit fees for the years ended December 31, 2011 and 2010 were for professional services rendered by KPMG for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, comfort letters, consents and review of other documents filed with the SEC.

Audit-Related Fees.     There were no audit-related fees billed by KPMG for the years ended December 31, 2011 and 2010.

Tax Fees.     Tax fees billed for the years ended December 31, 2011 and 2010 were for services rendered by KPMG in connection with general tax compliance, tax planning and tax advice.

All Other Fees.     Other fees for the years ended December 31, 2011 and 2010 were for services rendered by KPMG associated with the Company’s process improvement initiatives, fresh start accounting and administrative fees.

All of the tax and other services (and in most cases, the related fees) disclosed above were approved by the Committee prior to material substantive work having been performed.

The Company engaged the services of Anton Collins Mitchell LLP (“ACM”) for audits of the Company’s employee benefit plans in 2011 and 2010. Fees paid to ACM for the Company’s employee benefit plan audits totaled $82,231 in 2011 and $79,638 in 2010.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM NO. 3)

Our Audit and Finance Committee, pursuant to its charter, has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2012. KPMG has served in this capacity since 2006.

While the Audit and Finance Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit and Finance Committee and our Board are requesting, as a matter of policy, that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Audit and Finance Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit and Finance Committee may investigate the reasons for stockholder rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or the Company.

A formal statement by representatives of KPMG is not planned for the annual meeting. However, KPMG representatives are expected to be present at the meeting and available to respond to appropriate questions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

OTHER INFORMATION

How to Raise a Matter at a Meeting or Nominate Members of the Board of Directors

Our Bylaws provide that stockholders may propose business to be conducted at an annual stockholders meeting and/or nominate individuals to be elected to the Board of Directors at an annual meeting of stockholders if such proposal or nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the our principal executive offices not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was first mailed or public disclosure of the date of the annual meeting was first made, whichever first occurs. Such stockholder’s notice shall set forth all of the information described in Section 1.06 of our Bylaws.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented at the annual meeting. Accordingly, we urge you to vote your shares by one of the prescribed methods as soon as possible. Thank you for your prompt attention to this important stockholder responsibility.

By Order of the Board of Directors

Mark W. Hianik

Senior Vice President, General Counsel

and Chief Administrative Officer

March 22, 2012

Cary, North Carolina

DEX ONE CORPORATION

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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Ú FOLD AND DETACH HERE Ú

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” ITEMS 2 AND 3. Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS (Please vote FOR a total of only “7” Nominees)

The Board of Directors recommends that you vote “FOR” all 7 Nominees listed below:

Nominees: FOR AGAINST ABSTAIN

01 Jonathan B. Bulkeley ☐☐☐

02 Eugene I. Davis ☐☐☐

03 Richard L. Kuersteiner ☐☐☐

04 W. Kirk Liddell ☐☐☐

05 Mark A. McEachen ☐☐☐

06 Alfred T. Mockett ☐☐☐

07 Alan F. Schultz ☐☐☐

The Board of Directors recommends a vote “FOR” Item No. 2.

FOR ☐

AGAINST ☐

ABSTAIN ☐

2. Proposal to approve by non-binding vote executive compensation.

The Board of Directors recommends a vote “FOR” Item No. 3.

3. To ratify the appointment of KPMG

LLP as independent registered

public accounting firm for 2012.

FOR ☐

AGAINST ☐

ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Mark Here for

Address Change

or Comments

SEE REVERSE

☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

Important notice regarding the Internet availability of proxy materials for the Dex One Corporation Annual Meeting of Stockholders: The Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the Year Ended December 31, 2011 are available at: http://ir.dexone.com/annual-proxy.cfm.

Ú FOLD AND DETACH HERE Ú

PROXY

DEX ONE CORPORATION

Annual Meeting of Stockholders – May 8, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Alfred T. Mockett and Mark W. Hianik, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dex One Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 8, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

COMPUTERSHARE SHAREOWNER SERVICES

P.O. BOX 358015

PITTSBURGH, PA 15252-8015

(Continued and to be marked, dated and signed, on the other side)

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